Exhibit 10.1

LEASE

BY AND BETWEEN

HINES GLOBAL REIT 100/140 FOURTH AVE LLC,

a Delaware limited liability company (“Landlord”)

AND

FISHER COMMUNICATIONS, INC.,

a Washington corporation

(“Tenant”)

i

LIST OF EXHIBITS

A	Legal Description of the Land and Project
B	The Premises
C	Declaration Affirming the Lease Commencement Date and Rent Commencement Dates
D	Rules and Regulations
E	Service Level Agreement
F	N/A
G	Cabling Specifications
H	Non-Disclosure Agreement
I	Garage Space Lease
J	Rooftop Easement Agreement
K	Form of “Estoppel”

ii

LEASE

THIS LEASE (this “Lease”) is dated for reference purposes as of the 15th day of December, 2011, by and between HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company (“Landlord”), and FISHER COMMUNICATIONS, INC., a Washington corporation (“Tenant”).

RECITALS:

A. Pursuant to that certain Real Estate Purchase and Sale Agreement dated as of November 17, 2011 (the “PSA”), between Tenant or Tenant’s affiliate, as seller, and Landlord, as buyer, Tenant conveyed to Landlord its ownership interest in and to a mixed use project known as Fisher Plaza, located at 100/140 Fourth Avenue North, Seattle, King County, Washington (the “Project”) and situated on certain real property legally described on Exhibit A attached hereto (the “Land”). The Project consists of two buildings, Fisher Plaza East and Fisher Plaza West (Fisher Plaza East, individually, the “Building” (unless the context dictates otherwise herein), and both buildings together, the “Buildings”), with an underground parking garage containing approximately 504 stalls appurtenant thereto (“Garage”). The Buildings and the Land together constitute the “Property.”

B. Pursuant to the terms of the PSA, immediately following the closing of the sale of the Property (the “Closing”), Tenant is to lease the areas of the Project identified herein, and Landlord is willing to lease such portions of the Project to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1

THE PREMISES

1.1 Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases and accepts from Landlord, for the term and upon the terms and conditions hereinafter set forth, the space consisting of portions of the Buildings and the Project comprising an agreed 120,969 rentable square feet, as described in Exhibit B, plus parking rights (the “Premises”).

1.2 Common Areas. Subject to the terms of this Lease, Tenant shall also have the non-exclusive right to use the public and common areas and facilities in the Buildings and on the Land that Landlord has designated as open for use by other users and tenants without special restriction or additional charge (the “Common Areas”), including any lobby areas, stairwells, elevators, areas devoted to the public and to other tenants of the Property as corridors, fire vestibules, lobbies, restrooms, plaza (including plaza stage), fitness center, Building conference rooms, and other similar facilities for the benefit of all tenants (or all invitees), specifically including the Fisher Plaza West rooftop riser room. In addition, Tenant shall have the non-exclusive right, to the extent reasonably necessary in order for Tenant to use the Premises for Permitted Uses (hereinafter defined), upon request to Landlord and subject to Landlord’s reasonable security procedures, to use, at no additional charge, the Meet Me Room, demarc rooms, vaults, telephone rooms, risers, trays, chases and raceways located in the Building, subject to such reasonable Rules and Regulations attached hereto as Exhibit D and directives as may from time to time be promulgated by Landlord, and otherwise in accordance with the requirements of this Lease.

1.3 Elevator. Tenant shall have the continued non-exclusive right to use the Technical Express Elevator in Fisher Plaza East via the access card system.

1.4 Garage Space. Landlord and Tenant are also parties to that certain Garage Space Lease (the “Garage Lease,” attached hereto as Exhibit I) for approximately 5,449 usable square feet of storage space including helicopter fuel storage and appurtenant equipment in the Garage, at the locations shown in the drawings attached to Exhibit I. Separate storage areas within Fisher Plaza East (approximately 1,525 SF) are included as a part of the Premises hereunder and not subject to the Garage Lease (“Building Storage”). Tenant shall also have the right to use portions of the Garage as described in Section 23.

1.5 Rooftop Easement Agreement. Appurtenant to Tenant’s rights under this Lease, Tenant, its affiliates and its authorized users shall have the exclusive right, during Tenant’s occupancy of the Premises or any portion thereof, to use the heliport (“Heliport”) on the roof of Fisher Plaza East, and the facilities appurtenant thereto, during the Lease Term, as it may be extended. In addition, Tenant, its affiliates, service providers, and carriers shall have the right, during Tenant’s occupancy of the Premises or any portion thereof, to install, replace, repair, operate, relocate, move, and maintain existing and future satellite dishes and antennas or other communications equipment on the roof of Fisher Plaza East and Fisher Plaza West, and the facilities appurtenant thereto, during the Lease Term, as it may be extended. The rights described in this Section 1.5 are more specifically described in that certain Rooftop Easement Agreement in the form attached hereto as Exhibit J, which the parties intend to execute and record on the date hereof.

ARTICLE 2

TERM

2.1 Term. The term of this Lease (hereinafter referred to as the “Term” or “Lease Term”) shall commence on the date that, and immediately after the time that, Landlord’s purchase of the Project from Tenant or Tenant’s affiliate is closed, as described in Recital B (the “Commencement Date”), and shall terminate on December 31, 2023 (the “Expiration Date”), unless such Lease Term shall be extended, renewed or terminated earlier in accordance with the provisions hereof or by separate agreement between Landlord and Tenant. Promptly after the Commencement Date, Landlord and Tenant shall execute a written declaration setting forth the Commencement Date and the date upon which the initial Lease Term will expire. The form of such declaration is attached hereto as Exhibit C and made a part hereof.

2.2 Option to Extend. Tenant shall have the right to extend the Lease Term beyond the expiration of the initial Lease Term, with respect to all or any contiguous portion of each floor within the Premises so long as the square footage on any floor that will not be included in the Premises is demisable into a leasable configuration, for three (3) successive periods of five (5) years each (each of which is an “Extended Term”). Landlord shall deliver to Tenant written notice of Tenant’s right to exercise each such extension right (the “Landlord’s Advance Exercise Notice”) no later than the date that is twelve (12) months prior to the Expiration Date of the then-existing term of this Lease. Tenant may exercise an extension option by delivering to Landlord written notice of Tenant’s exercise of such extension right no later than the date that is thirty (30) days following Tenant’s receipt of Landlord’s Advance Exercise Notice. From and after the commencement of each Extended Term, all of the terms, covenants, and conditions of this Lease shall continue in full force and effect as written, except that this Section 2.2 shall be deemed modified to delete Tenant’s right to extend for the current Extended Term (e.g., following commencement of the first Extended Term, Tenant shall only have the right to extend for two (2) additional Extended Terms). Each such Extended Term shall be on all of the terms and conditions contained in this Lease, except that Base Rent for the first year of each Extended Term shall be one hundred three percent (103%) of the Base Rent in effect for the last month of the prior Term, and Base Rent for each subsequent year during the Extended Term shall be one hundred three percent (103%) of the Base Rent in effect for the last month of the preceding year.

2.3 Reduction of Premises. Tenant shall have the right to reduce the Premises by up to twenty percent (20%) of the rentable square footage thereof, provided that such reduced space is comprised of contiguous areas (by floor) of the office and/or broadcast space, and is demisable into a leasable configuration, but in no event shall such reduced space include the studio space on the fifth (5th) floor of the Building.

2.3.1 Tenant’s right to reduce the Premises area shall be exercised, if at all, upon a prior written notice to Landlord (“Reduction Notice”). A Reduction Notice shall specify, in Tenant’s sole discretion, the portion of the Premises which will be subject to reduction, subject to the above limitations (the “Terminated Space”). Tenant’s Reduction Notice (i) must be delivered to Landlord, if at all, on or before (a) January 1, 2015 or (b) January 1, 2020, (ii) must be accompanied by an amount equal to six (6) months’ Base Rent and Additional Rent with respect to the Terminated Space (the “Reduction Payment”), and (iii) shall be effective as of (x) January 1, 2016 or (y) January 1, 2021, as applicable (the “Effective Termination Date”). If Tenant fails to timely deliver a Reduction Notice or the applicable Reduction Payment by the second of the applicable dates shown in clause (i) above, Tenant’s rights under this Section 2.3 shall be void and of no further force and effect. Landlord and Tenant hereby acknowledge and agree that so long as the aggregate amount of Terminated Space does not exceed twenty percent (20%) of the Premises as of the Commencement Date, a Reduction Notice may specify any portion of the Premises as Terminated Space, subject to the above limitations. For example, if Tenant’s first Reduction Notice designates five percent (5%) of the Premises as Terminated Space, Tenant’s second Reduction Notice may designate up to fifteen percent (15%) of the Premises as Terminated Space, subject in both cases to the above limitations.

2.3.2 The Terminated Space shall either be separately demised space as of the date of the Reduction Notice, or Tenant shall pay the costs and expenses of demising the Terminated Space in accordance with plans and specifications, with Building standard finishes, approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall pay Base Rent and Additional Rent, and any other amounts due under this Lease for the Terminated Space until the later of (i) the date on which the Terminated Space is vacated by Tenant and possession thereof delivered to Landlord, or (ii) the Effective Termination Date. Such date shall hereafter be referred to as the “Reduction Date.”

2.3.3 Upon delivery by Tenant to Landlord of the vacated Terminated Space, Tenant and Landlord shall agree upon the revised rentable square footage of the Premises to be available for Tenant’s use, based on the measurements in effect on the Commencement Date of this Lease with respect to the Project and the Premises as reflected in Exhibit B (the “Revised Premises Area”). The rentable square footage of the Revised Premises Area shall be determined as of a Reduction Date by subtracting the rentable square footage of the Terminated Space from the rentable square footage of the Premises immediately prior to such reduction. The rentable square footage of the Terminated Space shall equal the useable square footage of the Terminated Space multiplied by 1.2. From and after the applicable Reduction Date, the Base Rent, Tenant’s Pro Rata Share of Operating Expenses, and any other element of this Lease that is based on the rentable square footage of the Premises, shall be adjusted to reflect the Revised Premises Area. Landlord and Tenant shall execute an amendment to this Lease to reflect the Revised Premises Area, Pro Rata Share, Base Rent, and Additional Rent effective as of a Reduction Date.

ARTICLE 3

BASE RENT

3.1 Base Rent. Commencing on the first day of the first full calendar month following the Commencement Date (the “Rent Commencement Date”), Tenant shall pay to Landlord annual rent (“Base Rent”), net of all Operating Expenses (which term is defined in Section 4.2 below), for the Premises, without set off, deduction, demand or counterclaim except as otherwise expressly provided herein, in the amounts set forth below. The monthly Base Rent shall be due and payable in advance on the first day of each successive month, prorated for any partial months.

3.1.1 Broadcast Space Base Rent.

	Broadcast (27,432 RSF)*
Time Period	Rate per RSF per Year	Base Monthly Rent
Commencement Date through December 31, 2012	$25.00	$57,150.00
Calendar Year 2013	$25.75	$58,864.50
Calendar Year 2014	$26.52	$60,630.44
Calendar Year 2015	$27.32	$62,449.35
Calendar Year 2016	$28.14	$64,322.83
Calendar Year 2017	$28.98	$66,252.51
Calendar Year 2018	$29.85	$68,240.09
Calendar Year 2019	$30.75	$70,287.29
Calendar Year 2020	$31.67	$72,395.91

	Broadcast (27,432 RSF)*
Time Period	Rate per RSF per Year	Base Monthly Rent
Calendar Year 2021	$32.62	$74,567.79
Calendar Year 2022	$33.60	$76,804.82
Calendar Year 2023	$34.61	$79,108.97

*	Subject to adjustment for reduction of Premises.

3.1.2 Office Space Base Rent.

	Office (85,694 RSF)*
Time Period	Rate per RSF per Year	Base Monthly Rent
Commencement Date through December 31, 2012	$25.13	$179,458.67
Calendar Year 2013	$25.88	$184,842.43
Calendar Year 2014	$26.66	$190,387.70
Calendar Year 2015	$27.46	$196,099.33
Calendar Year 2016	$28.28	$201,982.31
Calendar Year 2017	$29.13	$208,041.78
Calendar Year 2018	$30.01	$214,283.03
Calendar Year 2019	$30.91	$220,711.52
Calendar Year 2020	$31.83	$227,332.87
Calendar Year 2021	$32.79	$234,152.86
Calendar Year 2022	$33.77	$241,177.44
Calendar Year 2023	$34.79	$248,412.76

*	Subject to adjustment for reduction of Premises.

3.1.3 Data Center Space Base Rent.

	Data Center (6,318 RSF)
Time Period	Rate per RSF per Year	Base Monthly Rent
Commencement Date through December 31, 2012	$80.00	$42,120.00
Calendar Year 2013	$82.40	$43,383.60
Calendar Year 2014	$84.87	$44,685.11
Calendar Year 2015	$87.42	$46,025.66
Calendar Year 2016	$90.04	$47,406.43
Calendar Year 2017	$92.74	$48,828.62
Calendar Year 2018	$95.52	$50,293.48
Calendar Year 2019	$98.39	$51,802.29
Calendar Year 2020	$101.34	$53,356.36
Calendar Year 2021	$104.38	$54,957.05
Calendar Year 2022	$107.51	$56,605.76
Calendar Year 2023	$110.74	$58,303.93

3.1.4 Building Storage Space Base Rent.

	$0,000.00	$0,000.00
	Building Storage (1,525 RSF)
Time Period	Rate per RSF per Year*	Base Monthly Rent
Commencement Date through December 31, 2012	$12.00	$1,525.00

*	Such rate is subject to annual adjustment to Landlord’s then-standard rates for storage space in the Project on or after January 1, 2013, provided that Landlord provides at least 30 days’ prior written notice and that any adjustment shall not increase such rate to more than 103% of the rate in effect for the prior year. The square footage of Building Storage shall not be calculated in determining the Premises area for the purposes of Tenant’s Pro Rata Share, Operating Expenses and the like.

3.1.5 Combined Broadcast, Data Center and Office Space Premises Base Rent.

Time Period	Total Premises Base Monthly Rent*#
Commencement Date through December 31, 2012	$278,728.67
Calendar Year 2013	$287,090.53
Calendar Year 2014	$295,703.24
Calendar Year 2015	$304,574.34
Calendar Year 2016	$313,711.57
Calendar Year 2017	$323,122.92
Calendar Year 2018	$332,816.60
Calendar Year 2019	$342,801.10
Calendar Year 2020	$353,085.14
Calendar Year 2021	$363,677.69
Calendar Year 2022	$374,588.02
Calendar Year 2023	$385,825.66

*	Subject to adjustment for reduction of Premises.

#	Does not include Rent for Building Storage or Garage Storage.

3.2 Late Charge; Interest. Tenant acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, but are not limited to, processing and accounting expenses, and late charges that may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Therefore, in the event Tenant should fail to pay any installment of rent or any other sum due hereunder within five (5) Business Days after Tenant’s receipt of written notice from Landlord that said amount was not received when due, Tenant shall pay to Landlord, as Additional Rent, a late charge equal to five percent (5%) of each such installment or sum. Waiver of said five percent (5%) late charge with respect to any installment or sum shall not be deemed to constitute a waiver with respect to any subsequent late charge which may accrue. Notwithstanding anything to the contrary stated in this Section 3.2, Landlord agrees that it will not assess the late charges described herein for the first late payment made by Tenant during any twelve (12) month period of the Term, unless such payment is more than five (5) Business Days past due. Tenant shall also pay interest on any amounts not paid in accordance with the provisions of Section 18.7. A forty dollar ($40.00) charge will be paid by Tenant to Landlord for each returned check.

3.3 General. All rent and other amounts due to Landlord under this Lease shall be paid to Landlord in legal tender of the United States at the address to which notices to Landlord are to be given or to such other address as Landlord may designate from time to time by written notice to Tenant. At the request of Tenant or Landlord, Tenant shall deliver and Landlord will accept payment by electronic transfer to such account as Landlord may designate. If Landlord shall at any time accept rent after it shall come due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

3.4 Letter of Credit. (a) Tenant shall deliver to Landlord on or before the date of this Lease an irrevocable, unconditional, specifically assignable letter of credit for $3,000,000 in form satisfactory to Landlord, which is issued to Landlord and its assigns by a bank satisfactory to Landlord in its reasonable discretion, and which may be drawn on from Seattle, Washington (the “Letter of Credit”). Such Letter of Credit shall serve as security for Tenant’s obligations under this Lease. As used herein, Landlord, Landlord’s lender and their respective successors and assigns shall each be referred to as a “LOC Party” and collectively as the “LOC Parties.”

(b) The term of the Letter of Credit shall be for no less than one (1) year. At any time and from time to time, Tenant shall have the right to replace a Letter of Credit with a replacement Letter of Credit (“Replacement Letter of Credit”) so long as such Replacement Letter of Credit satisfies the following requirements:

(i) The Replacement Letter of Credit satisfies the requirements set forth in subsection (a) above.

(ii) The Replacement Letter of Credit is in the face amount of the Letter of Credit being replaced, subject to the adjustments set forth in this Section 3.5. Upon delivery by Tenant to an LOC Party of a Replacement Letter of Credit, the LOC Party shall return to Tenant the Letter of Credit being replaced, and such Replacement Letter of Credit shall then be deemed to be the “Letter of Credit” for purposes of this Lease.

(c) The Letter of Credit shall be in a form reasonably acceptable to Landlord and shall be issued by Wells Fargo Bank, N.A. or another bank acceptable to Landlord in its reasonable discretion. The Letter of Credit shall provide that it may be drawn upon by the LOC Parties by sight draft at any time whether or not the Lease is in default; provided, however, no LOC Party shall have the right to draw on the Letter of Credit except as provided in Sections 3.4(d) and 3.4(e) below and Tenant shall have all rights and remedies at law or in equity with respect to any draw not made in accordance with this Section 3.4.

(d) The LOC Parties may draw on the Letter of Credit if there is an Event of Default under this Lease and such default continues beyond the applicable cure period set forth in this Lease. If an LOC Party draws on the Letter of Credit pursuant to this Section 3.4(d), the amount drawn from the Letter of Credit shall not exceed the actual amount necessary to cure Tenant’s default. Within thirty (30) days after an LOC Party provides written notice to Tenant that the Letter of Credit has been drawn upon pursuant to this Section 3.4(d), Tenant shall deliver a Replacement Letter of Credit to such LOC Party in the amount of the Letter of Credit before it was drawn upon (subject to the adjustments set forth in this Section 3.4), and the LOC Parties shall return to Tenant the Letter of Credit drawn upon (if not surrendered in connection with such draw).

(e) The LOC Parties may draw on the Letter of Credit if (i) the Letter of Credit will expire in accordance with its terms in less than thirty (30) days and (ii) no Replacement Letter of Credit has been delivered to an LOC Party. If an LOC Party draws on the Letter of Credit pursuant to this Section 3.4(e), the amount drawn from the Letter of Credit shall serve as a cash security deposit under this Lease (the “Cash Security Deposit”). If Tenant delivers a Replacement Letter of Credit to an LOC Party in the amount of the Letter of Credit before it was drawn upon (subject to the adjustments set forth in this Section 3.4), then the LOC Parties shall return to Tenant the Letter of Credit drawn upon and the full amount of any Cash Security Deposit.

(f) No Cash Security Deposit shall be considered an advance payment of Rent or a measure of Landlord’s damages in case of default by Tenant and/or termination of this Lease (including any extensions and renewals thereof). Tenant shall not be entitled to receive any interest on any Cash Security Deposit.

(g) In the event of a sale of the Building, Landlord shall have the right to transfer the Letter of Credit and any Cash Security Deposit to the purchaser of the Building (and the Letter of Credit shall so provide), and upon such transfer, Landlord shall be released by Tenant from all liability for the return of the Letter of Credit and the Cash Security Deposit upon the purchaser’s assumption of such obligations. In such event, Tenant agrees to look solely to the new landlord for the return of the Letter of Credit and any Cash Security Deposit. Landlord shall be responsible for any fees or costs associated with transferring the Letter of Credit to the purchaser.

(h) The Letter of Credit and any Cash Security Deposit shall be returned to Tenant (without regard to any assignment or encumbrance of the same by Tenant) within ten (10) days after the earliest to occur of (i) December 31, 2016, (ii) the termination of this Lease (provided the termination is not the result of a default by Tenant), and (iii) the date when all sums due Landlord under this Lease as of the earlier of the date listed in clause (i) or the date listed in clause (ii) have been paid.

(i) Notwithstanding anything to the contrary contained herein, subject to (i) Tenant being current on all payments due under this Lease, (ii) no other default then existing under this Lease, and (iii) the Letter of Credit not having been previously drawn upon, the Letter of Credit, at Tenant’s option, may be reduced by $1,000,000 annually commencing with the fourth year of the Term. By way of example, after the expiration of the third year of the Term, provided that Tenant has complied with the terms of this subsection, Tenant may deliver a Replacement Letter of Credit to the LOC Parties in the amount of $2,000,000 so that the Letter of Credit for calendar year 2015 shall be $2,000,000 and for 2016 shall be $1,000,000.

ARTICLE 4

ADDITIONAL RENT

4.1 Payment of Operating Expenses. The Project is a “mixed use” facility with different types of occupancies that have different needs. In order to equitably distribute the Operating Expenses for tenants throughout the Project, Landlord has segmented the Project into various use types. These use types include office, data center, colocation, broadcast, and retail facilities. Portions of the Premises are located within the office, data center and broadcast area of the Project. Commencing on the Rent Commencement Date, Tenant shall pay its Pro Rata Share (defined below) of the Operating Expenses incurred each year during the Lease Term, as extended if applicable, in the operation of each use type of the Project. Tenant’s “Pro Rata Share” shall mean the ratio of the rentable area then included in the Premises as compared to the total rentable area in each use type of the Project. At the Commencement Date of the Lease, Tenant’s rentable area of the Premises is 120,969 RSF.

As of the Commencement Date, Tenant’s Pro Rata Shares of the Operating Expenses for each use type of the Project are agreed by Landlord and Tenant to be as follows:

Use Type	RSF of Project in Use Type	RSF of Premises in Use Type	Tenant’s Pro Rata Share
Office	129,837	85,694	66.0%
Data Center	89,058	6,318	7.1%
Colocation	5,117	0	0.0%
Broadcast	27,432	27,432	100.0%
Retail	23,941	0	0.0%
Carrier Country	4,772	0	0.0%
Meet Me Room	1,357	0	0.0%
Restaurant	10,688	0	0.0%

Tenant’s Pro Rata Share of the rentable square feet of each use type in the Project will be subject to adjustment through the term of the Lease, to the extent that portions of the Project change from one use type to another. Effective January 1 of each year during the Lease Term, Landlord will reasonably determine the square footage of the Project that is being used by each use type, and will apportion the operating expenses of the Project to each use type in a manner which Landlord reasonably determines in its discretion (by a methodology generally consistent with that used immediately prior to the Commencement Date) equitably reflects the usage of such use type. Tenant’s Pro Rata Share of each area of the Project shall be adjusted accordingly. The Office Area of the Project shall be that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for general office uses. The Data Center Area of the Project shall be that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for computer data centers. The Colocation Area of the Project shall mean that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for computer or telecommunication equipment in the Project’s designated Colocation Room(s). The Broadcast Area of the Project shall mean that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for radio or television broadcast facilities and studios. The Retail Area of the Project shall mean that portion of the Project at any given time being used by the Project’s tenants for retail sales of goods and services. The Central Equipment Room or “CER” shall mean the Data Center located in Suite 300 of Fisher Plaza East, in which reside UPS Units A, B, E, and F. Tenant has received a deduction in the rentable square footage of the Premises and the CER to allow for the space in the CER occupied by Landlord’s UPS’s E and F. Landlord shall have the right to enter the CER to access, service, and maintain UPS’s E and F on a 24 X 7 basis without interfering with Tenant’s operations

4.2 Definitions

(a) “Operating Expenses” shall, subject to the exclusions set forth below, mean and include all reasonable expenses actually incurred by Landlord in connection with operating and maintaining the Project (or any portion thereof) calculated in accordance with generally accepted accounting principles (as applicable) and real property management practices, both consistently applied, including without limitation the following: (1) electricity, gas, water, sewer, storm water, fuel and other reasonable utility charges (excluding electricity separately metered to and payable by Tenant or any other tenant of the Project); (2) premiums and commercially reasonable deductibles not to exceed One Hundred Thousand Dollars ($100,000) for insurance required to be carried pursuant to Section 12.2 hereof and other insurance carried by Landlord (excluding earthquake insurance, as to which the deductible may be thirty percent (30%)) which is commercially reasonable and consistent with the types and levels of insurance carried by prudent institutional investors for properties similar to the Project in the greater Puget Sound region; (3) maintenance and repair expenses and supplies, including all costs incurred in connection with service and maintenance contracts for the items Landlord is responsible for maintaining; (4) amortization on a straight line basis (calculated over the useful life of the improvement or capital item, as determined by Landlord using generally accepted accounting principles), for capital expenditures made or incurred by Landlord (i) for the purpose of complying with legal requirements imposed subsequent to the Commencement Date or (ii) after the Commencement Date that are intended to result in a net decrease in Operating Expenses (but only to the extent of the reasonably contemplated decrease – Landlord agrees that the “useful life” amortization calculations shall be consistently applied among tenants in the Project); (5) wages, salaries, reimbursable expenses and benefits of all on-site and off-site personnel (including supervisory personnel who are directly involved in the management of the Project) engaged in the operation, repair, maintenance and security of the Project (prorated, in the case of employees, including supervisory personnel, performing services for one or more properties, on the basis of the reasonably allocated number of hours spent performing services for the Project) and the direct costs of training such employees; (6) reasonable third party legal fees, administrative expenses, and accounting and other professional fees and expenses, for the Project; (7) charges for security, janitorial, and cleaning services and supplies furnished to or for Common Areas serving the Project; (8) costs of maintaining any Common Areas and facilities or service amenities benefiting the Project; (9) expenses of landscaping and grounds maintenance; (10) the reasonable cost of maintaining a management office (but not any leasing office) in the Project (including any allocated rent related solely to portions of such office dedicated to property management); (11) Taxes (defined below); (12) reasonable and customary management fees not to exceed three (3) percent (3%) of the Base Rent, Operating Expenses, and parking revenue for the Project during the initial Term of this Lease or any Extended Term; and (13) any other expense reasonably incurred by Landlord in maintaining, repairing or operating the Project for its intended purpose; provided, that any of the above categories of expenses that solely benefit any specific use type of the Project (or its occupants) shall be one hundred percent (100%) allocated to that use type of the Project, (or its occupants). To the extent Tenant pays for HVAC, electrical power, or other utilities or any services directly (including contracting for its own janitorial services), the cost of providing such services to other tenant premises shall be excluded from Operating Expenses charged to Tenant.

Operating Expenses shall not include (a) the cost of any capital improvement or capital repair to the Project except as otherwise provided above in this Section 4.2(a) including for the foundation, roof or exterior walls of the Buildings or to the extent the costs result from Landlord’s negligent performance of Landlord’s repair or maintenance obligations hereunder; (b) the cost of repairs or other work to the extent Landlord is reimbursed by insurance (or that would have been reimbursable by insurance had Landlord carried the insurance required to be carried by Landlord under this Lease) or condemnation proceeds, other than the amount of any commercially reasonable deductible payable under any insurance policy; (c) expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants, including brokerage commissions, lease concessions, rental abatements and construction allowances, costs and fees including, without limitation, legal fees attributable to leasing, construction management, lease enforcement and collection activity; (d) violations by Landlord relating to the Premises, including, without limitations, any violation of an Environmental Law (hereinafter defined) not arising from or attributable to a default by Tenant hereunder; (e) interest or principal payments on any mortgages or other indebtedness of Landlord; (f) ground lease payments; (g) the cost of repairs or other work to the extent Landlord is reimbursed by condemnation proceeds; (h) sale or financing costs incurred in connection with the sale, financing or refinancing of the Buildings and organizational expenses associated with the creation and/or operation of the ownership entity that constitutes Landlord, Landlord or owner related corporate accounting costs, or other Landlord administrative and overhead costs; (i) advertising, promotion, charitable and tenant relations or party expenses; (j) any cost that does not benefit the Project; (k) any amounts paid to subsidiaries of Landlord or any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Landlord (“affiliate”) for services on or to the Project, to the extent that such above-described services exceed competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord; (l) any amount for which Landlord is entitled to payment directly by a tenant or non-tenant other than as an Operating Expense, (m) the cost of repairs to the structural portions of the Buildings; (n) the cost of repairs for which Landlord is responsible under Sections 16 and 17 of this Lease; (o) fines, interest and penalties incurred due to the late payment of Taxes or Operating Expenses; (p) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Project under their respective leases; (q) any fines, penalties, damages, costs, claims, or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees; (r) Landlord’s charitable and political contributions; (s) attorneys’ fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or occupants, or existing tenants or occupants of the Project (other than disputes with respect to non-financial matters generally applicable to all tenants and occupants of the Property),(t) the cost or expense of any services or benefits provided generally to other tenants in the Project and not provided or available to Tenant; (u) costs incurred by Landlord in connection with the correction of defects in design and original construction of the Buildings or the Project; (v) expenses for the replacement of any item covered under warranty; (w) fines or penalties incurred as a result of violation by Landlord or any Landlord Parties of any applicable Legal Requirements; (x) reserves; (y) costs, liabilities and losses relating to the abatement or cleanup of Hazardous Materials; and (z) insurance deductibles used to pay for restoration of any casualty damage that results in the termination of this Lease pursuant to Section 16.1 of this Lease.

(b) “Taxes” shall mean and include (i) all taxes on real property, all taxes on machinery, equipment or other personal property used in the operation or maintenance of the Project (or any portion thereof), ad valorem taxes, surcharges, general and special assessments and impositions, general and special, ordinary and extraordinary, foreseen or unforeseen, of any kind levied or imposed upon the Building or the Project, or any fixtures of Landlord thereon or therein, or imposed in connection with the use thereof (including any transit, personal property (subject to the provisions above), sales, rental, use, gross receipts and occupancy tax and other similar charges); (ii) any other present or future taxes or governmental charges that are imposed upon or assessed against the Building or the Project, including, but not limited to, any tax levied on or measured by the rents payable by tenants in the Project that are in the nature of, or in substitution for, real property taxes; (iii) any assessments against the Building or the Project, or against Landlord with respect to the Building or the Project, by any association now or hereafter established to administer, oversee or enforce common covenants or other rules and regulations to which the Building or Common Areas are subject or to operate, maintain, repair or replace common or public areas or facilities thereof; (iv) all taxes which are imposed upon Landlord, and that are assessed against the value of any improvements to the Premises made by Tenant or any machinery, equipment, fixtures or other personal property of Tenant used therein; and (v) all of Landlord’s reasonable costs and expenses of contesting the validity or amount of any such Taxes, so long as such costs are charged on an hourly basis (and not a contingency fee) and so long as Landlord has a reasonable, good faith basis for believing it will prevail in such contest. Taxes shall not include any income taxes, excess profits taxes, excise taxes, franchise taxes, estate taxes, inheritance taxes, succession taxes, grantor’s taxes, recordation taxes, and transfer taxes, except to the extent such taxes fall within clause (ii) above. If Landlord contests Taxes for any calendar year contained within the Lease Term and such contest results in a decrease in Taxes for such calendar year, the Landlord shall credit against the monthly installments of Base Rent next coming due (or pay to Tenant directly if the refund occurs after the end of the Lease Term) Tenant’s proportionate share of such refund, less Landlord’s reasonable costs and expenses charged on an hourly basis (and not a contingency fee) for contesting the validity or amount of any such Taxes, but only up to an amount equal to the payment made by Tenant for such calendar year on account of Taxes. If Landlord contests the Taxes for any calendar year and such contest results in an increase in Taxes for such calendar year, Landlord shall have the right to bill Tenant for prior underpayments of Taxes thereby resulting. Landlord’s and Tenant’s obligations under this Section 4.2 shall survive the expiration of the Lease Term.

4.3 Proration. Tenant’s obligation to pay Operating Expenses for any calendar year during the Lease Term shall be apportioned so that Tenant shall pay only that portion of Tenant’s Pro Rata Share of Operating Expenses for such year as fall within the Lease Term. This provision shall survive the expiration or earlier termination of this Lease for a period of twenty-four (24) months.

4.4 Limit on Annual Increases; Adjustment for Vacancy. Notwithstanding the foregoing, during the Term of this Lease (but following the first full calendar year during the Term) including any extension thereof (with the exception of Uncontrollable Expenses as defined herein), Tenant’s pro rata share of Operating Expenses for any calendar year shall not exceed one hundred percent (100%) of Tenant’s total liability for Operating Expenses for the immediately preceding calendar year of the Lease Term, as extended if applicable (excluding Uncontrollable Expenses), multiplied by the greater of (x) three and one-half percent (3.5%) or (y) the percentage increase between the CPI (hereinafter defined) on the first day of the immediately preceding calendar year and the CPI on the first day of the calendar year for which this limitation is being determined, on a cumulative, annually compounding basis. The term “CPI” as used herein shall mean the “All Items Component” of the Consumer Price Index for All Urban Consumers (1982-1984=100), Seattle-Tacoma-Bremerton, WA, or its successor, as published by the Bureau of Labor Statistics of the U.S. Department of Labor. The term “Uncontrollable Expenses” as used herein means expenses for the cost of utility consumption (not delivery and installation), insurance, real estate taxes and assessments, and other expenses not directly controllable by Landlord such as, but not limited to, increases in the minimum wage or collective bargaining/union wages that affect the cost of service contracts.

During any period that the average occupancy rate for the entire Project shall be less than ninety percent (90%), then, for purposes of calculating the Additional Rent payable by Tenant pursuant to this Article 4 for each calendar year, the Operating Expenses for such calendar year that fluctuate depending on the level of occupancy of the Project shall, subject to Section 4.1 of this Lease, be increased by the amount of additional costs and expenses that Landlord reasonably estimates would have been incurred if the average occupancy rate for the entire Project had been ninety percent (90%). Expenses under this Section 4.4 shall be calculated in good faith by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Project.

4.5 Estimated Payments. Commencing on the Rent Commencement Date, and on the first day of each month thereafter, Tenant shall make estimated monthly payments to Landlord on account of the Operating Expenses that are expected to be incurred during each calendar year falling entirely or partially within the Lease Term. The amount of such monthly payments shall be determined as follows: commencing with the Rent Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord’s reasonable estimate of the Operating Expenses that are expected to be incurred during such calendar year and Tenant’s Pro Rata Share thereof (as determined in accordance with Section 4.1 hereof), provided that, if Landlord has not provided Tenant with the estimated Operating Expenses prior to the beginning of any calendar year, Tenant shall continue to pay Tenant’s Pro Rata Share thereof at the same rate as Tenant paid for the prior calendar year until Landlord shall have delivered an estimate for that year. Tenant shall pay to Landlord on the first day of each month following receipt of such statement during such calendar year an amount equal to Tenant’s Pro Rata Share of the anticipated Operating Expenses multiplied by a fraction, the numerator of which is one (1) and the denominator of which is twelve (12). Not more than one time per year of the Term, Landlord may modify the amount of the anticipated Operating Expenses to reflect Landlord’s reasonable estimate of such expenses for the year. As soon as reasonably practicable after the expiration of each calendar year, but in any event no later than April 30th of each calendar year, Landlord shall submit to Tenant a statement (the “Reconciliation Statement”), showing (i) the Operating Expenses actually incurred during the preceding calendar year and Tenant’s Pro Rata Share thereof, and (ii) the aggregate amount of the estimated payments made by Tenant on account thereof. If the aggregate amount of such estimated payments exceeds Tenant’s actual liability for such Operating Expenses, then Landlord shall, at Landlord’s option, either credit such excess against the next rent payment or payments due from Tenant, or pay Tenant the excess at the time Landlord furnishes the Reconciliation Statement. If the adjustment is to be made following the expiration or termination of the Lease Term, then Landlord shall pay Tenant the excess. If Tenant’s actual liability for such Operating Expenses exceeds the estimated payments made by Tenant on account thereof, then Tenant shall pay to Landlord the total amount of such deficiency within ninety (90) days after Tenant’s receipt of the Reconciliation Statement from Landlord. Provided, however, that notwithstanding anything to the contrary set forth in this Lease, the total amount of Operating Expenses liability of Tenant for any calendar year shall not exceed the limits described in Section 4.4 hereof. The provisions of this Section 4.5 shall survive the expiration or earlier termination of this Lease.

4.6 Audit. So long as there is no Event of Default under this Lease whereby Tenant owes Landlord more than one month’s Base Rent or Additional Rent, Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Expenses during the immediately preceding two (2) calendar years, provided that Tenant delivers to Landlord written notice of its intent to audit within (a) ninety (90) days after receipt by Tenant of the Reconciliation Statement for either of the two (2) years or (b) one hundred twenty (120) days after expiration of this Lease. Tenant must complete such audit within one hundred twenty (120) days after the date of Tenant’s notice of intent to audit, and may audit no more than once per calendar year except as otherwise provided herein. Tenant’s audit shall be conducted by Tenant or an agent of Tenant (who shall not be employed or engaged on a contingency basis, in whole or in part) during regular business hours at a reasonable time and place at the Property. Landlord shall maintain its books and records in a condition capable of being audited by Tenant for a period of at least five (5) years from the date of delivery of the applicable Reconciliation Statement (or any supplement or correction thereto). The results of Tenant’s audit shall be provided to Landlord within ten (10) Business Days after the completion of the inspection. If Landlord desires to contest the result of Tenant’s inspection, Landlord may do so within ten (10) Business Days of its receipt of the inspection results, by submitting the results of the inspection to binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, to be conducted by a single arbitrator with not less than ten (10) years’ experience in arbitrating issues related to commercial real estate leases. If the audit report or arbitration establishes that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses was greater than the amount this Article 4 obligates Tenant to pay, Landlord shall refund the excess amount to Tenant, together with interest on the excess amount at the rate per annum that is three percent (3%) higher than the prime rate of interest publicly announced by Wells Fargo Bank or its successor from time to time (“Prime Rate”) (computed from the date of Landlord’s Reconciliation Statement) within thirty (30) days after Landlord receives a copy of the audit report or the arbitration is completed. If the audit report or arbitration establishes that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses was less than the amount this Article 4 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent subject to the provisions of Section 4.5, the difference between the amount Tenant paid and the amount determined in the audit or arbitration, together with interest on the underpaid amount at the Prime Rate, within thirty (30) days after Landlord receives a copy of the audit report or the arbitration is completed. If the audit establishes that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses exceeded the amount this Article 4 obligates Tenant to pay by three percent (3%) or more, and either (i) Landlord does not contest the result of the audit or (ii) Landlord does contest the results of the audit and the results of the arbitration affirm that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses exceeded the amount this Article 4 obligates Tenant to pay by three percent (3%) or more, then Landlord shall, within ten (10) Business Days of receipt of written request accompanied by documentation reasonably satisfactory to Landlord, reimburse Tenant for the reasonable out-of-pocket, third party costs incurred by Tenant in conducting the audit. In the case of arbitration, the non-Prevailing Party shall pay to the Prevailing Party all attorneys’ fees and costs as provided in Section 24.18 of this Lease. The arbitrator shall have the exclusive, reasonable authority to determine which party was the prevailing party in the arbitration. Tenant must keep all information it obtains in any audit strictly confidential, may only use such information for the limited purpose this Section 4.6 describes and for Tenant’s own account, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order, or in connection with any litigation or arbitration involving Landlord or Tenant.

(a) Landlord shall notify Tenant of any necessary or appropriate correction or adjustment of Operating Expenses reflected on any previously given Reconciliation Statement, within thirty (30) days after Landlord learns of the facts supporting such correction or adjustment. If Landlord fails to notify Tenant of a correction or adjustment to a previously given Reconciliation Statement within two (2) years after the Reconciliation Statement has been delivered to Tenant and such correction or adjustment would increase the amount payable by Tenant, then, in any such case, Landlord shall have waived its right to thereafter correct the calculation of Operating Expenses for the year in question and/or adjustment with respect to Landlord calculation set forth on such Reconciliation Statement shall be final (except with respect to any manifest error or intentional misconduct by Tenant), provided that, with respect to Taxes, Landlord shall not be time-barred from delivering a correction to its calculation of Taxes if such correction is made due to a change in Taxes assessed to the Project by the applicable governmental authority after the Reconciliation Statement, in which case Landlord shall have an additional 180 days from receipt of such assessment to deliver notice of a correction to the previously given Reconciliation Statement. If Tenant fails to notify Landlord that Tenant intends to audit Landlord’s calculation of Operating Expenses within two (2) years after the later of the date of a Reconciliation Statement thereof or the correction or adjustment thereof has been delivered to Tenant, or, if Tenant fails to conclude its audit or inspection within two (2) years after the later of the date that the Reconciliation Statement or the correction or adjustment thereof has been delivered to Tenant, then, in any such case, Tenant shall have waived its right to object to the calculation of Operating Expenses for the year in question and the calculation set forth on such Reconciliation Statement shall be final (except with respect to any manifest error or intentional misconduct by Landlord) provided that, with respect to a change in the Taxes, Tenant shall not be time-barred from contesting its calculation of the change in the Taxes within two (2) years from the date Tenant receives written notice of a change in Taxes assessed to the Project.

(b) If the Tenant has commissioned an independent audit of Operating Expenses, and the result of the audit reflects an overpayment by Tenant, and Landlord thereafter elects to arbitrate such findings, then Tenant shall not be in default under this Lease for failing to pay such “Additional Rent” if it elects not to continue to pay the amount the auditor ascertained was an overcharge during the pendency of such arbitration, so long as Tenant pays any shortfall within the time period required under this Article 4 following the conclusion of the arbitration.

(c) If Tenant’s audit of Operating Expenses shows that the calculation of Operating Expenses in any particular category is in error by more than three percent (3%) for more than one calendar year, then Tenant shall have the right, on written notice to Landlord, to conduct an audit of Operating Expenses for three (3) additional years prior to the term initially audited by Tenant.

4.7 Power.

4.7.1 Landlord shall furnish electrical power as set forth in Article 13. Landlord shall provide electrical service to the office, broadcast, and storage portions of the Premises (the “Non-Data Center (NDC) Areas”), sufficient to serve the electrical convenience power outlet loads of the NDC Areas of the Premises, and the charge for the power consumed by Tenant in those areas will be included in the Operating Expenses paid by Tenant. Provided, however, that if Tenant’s total monthly consumption of power in the NDC Areas exceeds 6.0 watts per rentable square foot for such convenience power outlet loads in the NDC Areas of the Premises, then at Landlord’s election, the cost of Tenant’s measured electrical usage beyond said standard in the NDC Areas of the Premises shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s written demand therefor, without any markup or profit to Landlord.

4.7.2 Electrical service to the CER and the broadcast facilities in Suites 610 and 660 (collectively, the “Data Center/Technical Areas”) is separately metered and shall be paid by Tenant on a monthly basis when billed by Landlord at the same rate (including demand charges) charged to Landlord by the service provider, without any markup or profit to Landlord.

4.7.2.1 The electrical service to the Premises has been built to meet the maximum amperages requested by Tenant, which agreed amperages (the “Rated Loads”) are as set forth in the table below, provided that Tenant’s amperage requirements for N+1 redundancy are set forth in Exhibit E attached hereto:

Data Center/Technical Areas	Primary Tap Size (Amperes of 480 VAC)	Redundant Tap Size (Amperes of 480 VAC)
CER (Suite 300)	600 Amperes	600 Amperes
CER—UPS (Suite 305)	600 Amperes	600 Amperes
Dimmer Room (Suite 610)	600 + 400 Amperes	None

Tenant’s primary and redundant power may be subject to subsequent increase or reduction as described below in this Section 4.7 and in Section 13.4.

4.7.2.2 In the event Tenant requires electrical capacity in excess of the originally agreed Rated Load, Landlord shall install such additional capacity at Tenant’s expense (but only to the extent such added capacity exclusively serves Tenant), in accordance with the terms and conditions set forth in Section 13.4. Notwithstanding the foregoing, to the extent such added capacity does not exclusively serve Tenant, but Landlord incurs expenses to add such capacity and Landlord has no further use for such capacity, Tenant shall be responsible for all such expenses. Tenant hereby acknowledges that Landlord has the right to reserve electrical capacity to serve all currently contemplated uses at the Project even with respect to currently unoccupied space at the Project. In the event Tenant requires a reduction in electrical capacity in any portion of the Data Center / Technical Areas, Landlord shall reduce such capacity within thirty (30) days after written notice from Tenant. Landlord and Tenant agree that the audit rights, deadlines and conclusive nature of uncontested statements agreed upon in connection with Operating Expenses shall also apply to electrical service bills.

4.7.3 Landlord acknowledges that Tenant currently leases space on real property owned by a third party located near the Project at 4th Avenue and Denny for purposes of parking vehicles related to its business operations and storing related equipment (the “4th and Denny Property”). The 4th and Denny Property is served by separately metered electrical service originating from the Project. Tenant shall pay to Landlord the cost of such separately metered electrical service in the manner and at the rates charged to Landlord by Seattle City Light, without profit or markup.

4.8 Chilled Water Charges. Landlord will provide chilled water from the Landlord’s chiller system for Tenant’s HVAC system, separately metered, which meter(s) shall be installed by Tenant, at its sole cost and expense. Tenant shall pay for chilled water usage, as Additional Rent, on a monthly basis within thirty (30) days after such charges are billed by Landlord. Tenant will be billed for its actual usage of chilled water based on Landlord’s full and complete costs for chilled water (without markup) (“Chilled Water Charges”). In the event Tenant requires a supply of chilled water in excess of the amount being supplied as of the Commencement Date, Landlord shall take reasonable actions to provide such additional supply to be paid for by Tenant at the rate set forth above (but Landlord shall not be required to install additional cooling towers for the sole purpose of serving Tenant). Landlord shall use good faith efforts to provide chilled water to Tenant at the lowest reasonable cost for same. Adjustments to Tenant’s Chilled Water Charges shall reflect the costs of delivering chilled water to Tenant and may not be made as a result of costs related to increasing the capacity of the system for other users. Landlord shall provide statements for the Chilled Water Charges to Tenant within thirty (30) days from the end of the month for which such charges relate. Landlord and Tenant agree that the audit rights, deadlines and conclusive nature of uncontested statements agreed upon in connection with Operating Expenses shall also apply to Chilled Water Charges.

ARTICLE 5

SECURITY

The main entrance doors to the Buildings, including the appurtenant Garage, are, and shall continue to be, equipped with a card reader security system. Tenant currently has access cards. Landlord shall provide additional or replacement cards at a cost to Tenant equal to the rates Landlord charges other tenants of the Project. In addition, if Landlord installs a security system that requires the replacement of Tenant’s access cards with other cards (or similar devices), Landlord shall provide such new cards or devices to replace all of Tenant’s access cards, at no cost to Tenant.

At the Commencement Date, Tenant is using the Project’s security system, with Landlord’s consent and at no additional charge to Tenant. Subject to Landlord’s review and approval of the plans and specifications for such system, Tenant shall be entitled to install, at Tenant’s sole cost and expense, and otherwise in accordance with this Lease, a security system inside the Premises. Tenant shall coordinate any such additional security system with the main security system of the Building and the Project (such that such systems shall be compatible) and Landlord shall at all times have emergency access to such security system and the areas of the Premises protected thereby. Landlord shall provide and maintain security for the Building in accordance with Landlord’s standard security procedures and the specifications set forth in Exhibit E. If there is a conflict between the Landlord’s standard security procedures and the specification set forth in Exhibit E, the specifications set forth in Exhibit E shall control.

Landlord and Tenant hereby acknowledge that (a) a portion of the structured cabling for the existing security system and the Building management control system (also known as the Alerton Building Management System) is contained within the Premises and (b) the parties have agreed to relocate such portions pursuant to Section 5.5.9 of the PSA. During any period when such portions remain in the Premises, Landlord shall at all times have access to the area of the Premises where such cabling is located to maintain and repair such cabling, subject to conditions (w) through (z) set forth in Section 11.1 below, and Tenant covenants and agrees not to damage or alter such cabling.

ARTICLE 6

USE OF PREMISES AND PROPERTY

6.1 Tenant’s Permitted Uses. Tenant may use and occupy the Premises for any lawful use, including but not limited to office uses, broadcasting and communications services, for operation of a network operations center and/or computer data center, with equipment provided or owned by Tenant or third parties, and related ancillary purposes and uses including, without limitation, general office, storage, assembly and repair (“Permitted Uses”). In addition, Tenant shall have the rights described in Section 1.5 above pertaining to the Project rooftop. Tenant may permit its affiliates, customers, correspondents, and program providers to enter upon the Premises and to locate, install, operate and maintain their equipment and personal property at the Premises during the Lease Term and to avail themselves of any services provided to the Premises consistent with Tenant’s use thereof, without any such activity being deemed to constitute an assignment, subletting or other transfer in violation of this Lease or requiring Landlord’s prior consent. Landlord shall not be entitled to share in any of Tenant’s profits, rents or income derived by Tenant in connection with such use of the Premises by Tenant’s affiliates, customers, correspondents, and/or program providers.

Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other occupants of the Building. Tenant’s use of the Premises shall also comply with all applicable present and future laws, ordinances, regulations, and orders (collectively, “Legal Requirement(s)”), concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein.

6.2 Compliance by Tenant. Except as otherwise provided in this Lease, Tenant shall, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public or quasi-public authority that are now in force or that may hereafter be in force, with all requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or are required by Tenant’s particular use of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements installed by Tenant in the Premises. Tenant shall not be required to make structural changes to the Premises or Buildings unless specifically required by the terms and conditions of this Lease or for any alteration or improvement that Tenant makes in the Premises or the Project, provided, that if structural changes are so required, Landlord shall make any such required structural changes upon Tenant’s request at Tenant’s expense. Tenant shall be responsible for obtaining all permits required in connection with Tenant’s occupancy and use of the Premises, including certificates of occupancy, Tenant’s business license, and any permits required in connection with equipment being installed by Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant (to the extent non-payment could adversely affect Landlord) because of Tenant’s failure to comply with the provisions of this Section 6.2; provided, however, Tenant shall have no obligation to pay to Landlord or otherwise any fine, penalty and/or damages that may arise out of or be imposed as the result of Tenant’s compliance with a specific direction or request by Landlord unless such direction or request by Landlord is otherwise required or permitted under the terms of this Lease. Landlord shall promptly pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant (to the extent non-payment could adversely affect Tenant) because of Landlord’s failure to comply with the provisions of this Lease; provided, however, Landlord shall have no obligation to pay to Tenant or otherwise any fine, penalty and/or damages that may arise out of or be imposed as the result of Landlord’s compliance with a specific direction or request by Tenant unless such direction or request by Tenant is otherwise required or permitted under the terms of this Lease. Landlord shall reasonably cooperate with Tenant, without delay, with regard to Tenant’s compliance with this Section 6.2.

6.3 Tenant’s Exclusive Use. Subject to the rights of other tenants occupying the Project as of the Closing, Landlord shall not, but Tenant may, during the Term of this Lease, allow any broadcast, news or local media company to use, occupy, or lease space or facilities at the Project, including the Garage, data center, rooftop, antenna, colocation, connectivity, entry, or other space or facilities, without the prior written consent of Tenant, which Tenant may withhold in its sole discretion.

6.4 Compliance by Landlord. Landlord shall promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public or quasi-public authority that are now in force or that may hereafter be in force, with all requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or are required by the condition, use or operation of the Property and Premises (except to the extent the obligation is imposed on Tenant by Section 6.2) generally or the general operation, use or maintenance of any of Landlord’s personal property, trade fixtures, machinery, equipment or improvements at the Property or Premises. It is expressly understood that if any Legal Requirement requires any other permit(s) for the Property (or any portion thereof) due to Landlord’s use or operation thereof, or Landlord’s improvements or future alterations thereto, Landlord shall obtain such permit(s) at Landlord’s own expense. Landlord will not knowingly allow another tenant of the Project to have a permitted use that is in violation of Legal Requirements and upon becoming aware of any violation shall use commercially reasonable efforts to cause such tenant to cease the violation. Notwithstanding the foregoing, in no event shall Landlord have any liability to Tenant for the noncompliance by other tenants or any other person with respect to any of the foregoing requirements.

6.5 Compliance on Delivery Date. Notwithstanding any other provision herein to the contrary, the parties acknowledge and agree that if the Project (not including the Premises or other tenant spaces) is not in compliance with all Legal Requirements on the Commencement Date, Landlord shall bear all costs of securing such compliance, except those items that are included within Tenant’s responsibilities pursuant to this Lease.

6.6 Taxes on Tenant’s Exclusive Use or Property. Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s exclusive use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures or personal property. If any such taxes are enacted, changed, or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

ARTICLE 7

ASSIGNMENT AND SUBLETTING

7.1 Transfer. Except as otherwise provided in this Lease, Tenant shall not have the right to assign, transfer, mortgage or otherwise encumber this Lease or to sublease or permit anyone to use or occupy the Premises or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that the reasonableness standard shall be that of other owners of Class A commercial real estate in the market area. Except as otherwise provided herein, no assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment or transfer by Tenant of this Lease or its interest herein or sublease of the Premises or any portion thereof in violation of this Article 7 shall, at the option of Landlord, constitute an Event of Default under this Lease. Except with respect to a transfer to an Affiliate as set forth in Section 7.3 hereof, Tenant agrees to give Landlord at least ten (10) Business Days’ advance written notice of Tenant’s intention to assign or transfer this Lease or to sublease the Premises or any portion thereof, and except for transfers to an Affiliate pursuant to Section 7.3, Tenant shall also provide sufficient information about the proposed assignee or transferee or sublessee to enable Landlord to make the determination called for above.

7.2 Landlord Consent. The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease nor shall the collection or acceptance of rent from any assignee, transferee or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment or subletting shall not be construed as relieving Tenant from the obligation of complying with the provisions of Section 7.1 hereof, as applicable, with respect to any subsequent assignment or subletting. Excluding the transfers described in Section 7.3, Tenant further agrees to submit any and all instruments of assignment and sublease to Landlord (other than with regard to Affiliates) at least ten (10) days in advance for Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed but which instruments, as an express condition precedent to Landlord’s prior approval, shall provide that (i) such sublease or assignment is subject and subordinate to this Lease in all respects, and to any amendments, modifications, renewals, extensions or expansions hereof, (ii) such assignee or sublessee shall conduct a business in the Premises that is a Permitted Use pursuant to Article 6 of this Lease, (iii) in the case of an assignment, such assignee is bound by the terms and conditions of this Lease and assumes all of the obligations and liabilities of Tenant hereunder arising after the effective date of the assignment, (iv) in the case of a sublease, (A) Landlord is not, and will not become, a party to such sublease, and (B) Landlord’s consent to such sublease does not create a contractual relationship between Landlord and such sublessee, nor does it create any liability of Landlord to such sublessee, (v) Landlord’s consent to such assignment or sublease does not affect the obligations of Landlord or Tenant under this Lease, and (vi) Landlord’s consent to such assignment or sublease shall not be construed to mean that Landlord has approved any plans or specifications for renovations to the Premises intended by such assignee or sublessee and that any such work to the Premises must be conducted in accordance with the terms of this Lease. The foregoing shall not be construed as limiting or waiving Landlord’s right, under this Article 7, to consent to an assignment, transfer, mortgage or other encumbrance of this Lease. With respect to any written request from Tenant for an assignment, sublease or transfer of any interest in this Lease, Landlord shall respond to Tenant’s written request for Landlord’s consent thereto within ten (10) days of Landlord’s receipt of such request. Failure to respond within such ten (10) day period shall be deemed approval of such assignment, sublease or transfer.

7.3 Affiliate Transfers. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, without the consent of Landlord, but upon written notice to Landlord within ten (10) Business Days after the effective date of any such transfer, and in accordance with the other provisions of this Article 7 as if consent had been obtained, to assign this Lease as to all or any part of the Premises, or sublet the whole or part of the Premises to (i) any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Tenant; (ii) any successor entity resulting from a merger or consolidation with Tenant; or (iii) any entity that acquires all or substantially all of the assets of any business unit of Tenant, and that occupies any portion of the Premises, in one or more transactions (each of the persons and entities described in (i)-(iii) hereinafter called an “Affiliate”), provided that such transfer is not for purposes of avoiding Tenant’s obligations hereunder. As used in this Article 7, “control” means the power to direct or cause the direction of the day-to-day management and policies of such entity, whether through the ownership of voting securities, by contract, by interlocking boards of directors, or otherwise. Provided that the transferee Affiliate (a) has a credit worthiness comparable to that of Tenant, or (b) provides a Letter of Credit (the “New LC”) in an initial amount equal to $500,000 multiplied by the remaining years, or portions thereof, in the initial Lease Term and then proportionally adjusted to reflect the percentage of the Rent payable under this Lease represented by the Rent to be paid by the Affiliate, Tenant shall be released from the obligations of Tenant under this Lease as to the portion of the Premises so assigned or sublet to the Affiliate. The New LC shall be on terms otherwise consistent with the requirements of Section 3.4 of this Lease; provided, however, the New LC shall remain in place for the balance of initial Lease Term but shall be reduced each year on a straight line basis. By way of example, if Tenant proposes such an assignment for an Affiliate not meeting the credit worthiness standard when six (6) years remain on the initial Lease Term, and for half the amount of the Rent being paid by Tenant then, if Tenant seeks to be released under this Lease, then the New LC shall be equal to $3,000,000 (six (6) years times $500,000) divided by two (2), or $1,500,000 and the New LC would be reduced on each anniversary of the assignment by $250,000). If a New LC is provided as described herein, Tenant’s Letter of Credit shall be reduced by an equal amount.

ARTICLE 8

MAINTENANCE AND REPAIRS

8.1 Landlord’s Maintenance. Subject to Articles 16 and 17, Landlord shall keep in good working order, test, and maintain the foundation and other structural components, roof and exterior envelope of the Building, Common Areas, all equipment installed, owned, or operated by Landlord outside of the Premises, including the building standard fire protection systems located throughout the Building, as well as all mechanical, plumbing, heating, ventilation, air conditioning, power generation, on-site fuel supplies, sprinkler and electrical systems and utility service lines of the Building serving the Premises (including but not limited to the major Landlord systems such as generators, including the generators supporting Tenant’s operations and operations of the Project, any electrical distribution equipment, Landlord’s UPS equipment, chillers, cooling towers, chilled water pumps, chilled water piping, and associated infrastructure equipment such as water treatment and other infrastructure support systems), the telecommunications conduits, risers, cables, vaults and manholes, Meet Me Room, demarc rooms, the plumbing system outside the Premises that does not exclusively serve the Premises, all equipment, furnishings, fixtures and other personal property used by Landlord in the operation of the Project, the Garage, and the driveways, parking and grounds adjacent to the Buildings, as well as the Common Areas, fully operational and in good operating condition and repair, and otherwise maintained consistent with first class office, retail, broadcast, and data center standards. The reasonable costs incurred by Landlord in maintaining, repairing and replacing such items shall be included in the Operating Expenses of the Property to the extent permitted in Section 4.2 hereof. To the extent Landlord’s repair and maintenance obligations set forth in this Section 8.1 require access to or through the Premises, except in the event of emergency, Landlord shall first coordinate such access with Tenant so as to minimize the interference with Tenant’s business operations in the Premises; provided, however, Landlord may access areas within the Project through the Premises for the purpose of performing routine repairs and maintenance required pursuant to this Section 8.1 so long as Landlord exercises diligent good faith efforts to minimize interruption of Tenant’s business in the performance of such repairs and maintenance.

8.2 Landlord’s Failure to Provide Maintenance. Except to the extent otherwise specifically agreed upon in Exhibit E (and in the case of a conflict between this Article 8 and Exhibit E, Exhibit E shall control), failure by Landlord to any extent to furnish any maintenance service, or any cessation thereof, shall not be construed as an eviction of Tenant, or work an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement hereof, provided that if there is an interruption of maintenance service caused by Landlord’s breach of this Lease or the negligence or willful misconduct of Landlord, rent shall thereafter be credited back to Tenant for each day, or portion thereof, that the Premises, or any portion thereof, are unusable for their normal purposes. Should any of the equipment or machinery utilized in supplying the services described herein break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no right to terminate this Lease, and shall have no claim for rebate or abatement of rent or damages, on account of any interruption in service occasioned thereby or resulting therefrom except as provided above and in Exhibit E. If, after notice by Tenant, Landlord fails to commence or refuses to perform any maintenance, repairs, or replacements that it is required to perform under Section 8.1 or elsewhere in this Lease within a reasonable time specified by Tenant in its notice, Tenant may declare an event of default and cure such default. Landlord shall reimburse Tenant within thirty (30) days after Landlord receives Tenant’s invoice, failing which Tenant may deduct any costs and expenses incurred by Tenant to cure such default from the Base Rent and or additional rent due and to become due hereunder.

8.3 Tenant’s Maintenance. Tenant will keep and maintain the Premises (except to the extent otherwise provided herein that such maintenance is Landlord’s obligation (e.g. Building standard fire protection equipment)), in reasonably good condition and repair consistent with first class office, broadcast and data center standards, normal wear and tear and casualty or other damage that is not otherwise Tenant’s obligation under this Lease excepted. Tenant’s maintenance and repair obligations may, at Tenant’s election, include security, janitorial and cleaning services and supplies for the Premises, but shall not include the following, which shall be maintained by Landlord: the Building fire alarm system, the Building fire protection system, the Building-wide security system, power generation, and HVAC systems (including the chilled water piping and the connection between chilled water piping and Tenant’s HVAC system).

Except as otherwise expressly agreed upon in Article 9 below, upon the permanent vacation by Tenant of the Premises, Tenant may, at its option, remove all affixed appurtenances installed by or for the benefit of Tenant, including but not limited to fixtures and broadcast communication and computer equipment installed by Tenant, and shall surrender the Premises in the condition present at the Commencement Date, excepting only normal wear and tear and casualty or other damage that is not otherwise Tenant’s obligation under this Lease. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall not be required to remove the Premises flooring tiles, floor, interior or office build out,internal stairways, or tenant improvements affixed to the Premises. Tenant shall, at its own expense, replace any broken or damaged interior glass, windows, doors, locks, jambs and partition walls, and such replacement items shall be of the same quality and design as those installed in the Premises as of the Commencement Date. Notwithstanding the foregoing, Landlord shall be responsible, at Landlord’s sole expense, for repairing all latent defects in the Premises (other than those that are a part of the improvements installed by Tenant) during the Lease Term (including any holdover period), even if Tenant had otherwise agreed in this Section 8.3 to maintain the affected portion of the Premises.

8.4 Damage by Tenant. Neither Tenant nor any party for whom Tenant is responsible including, but not limited to, its agents, employees, contractors, guests or invitees (each a “Tenant Party”) shall cause or permit to occur, by act or omission, any injury, breakage or damage to the Premises or to any other part of the Building or Property, including, without limitation, any damage to any raised or tile flooring in the Premises (except to the extent such damage arises in connection with work performed by or on behalf of Landlord or any Landlord Party) or the property thereunder (hereinafter, “Property Damage”), or to any equipment, fixtures, personal property or improvements located in the Building. Any such injury, breakage, or damage so caused shall, subject to the provisions of Section 12.4(b) below if applicable, be repaired at the sole expense of Tenant, except that Landlord shall have the right, at its option, after Tenant’s failure to commence to cure and diligently pursue such cure to completion within ten (10) Business Days after notice to Tenant of such injury, breakage or damage, to make such repairs and to charge Tenant for all reasonable costs and expenses incurred in connection therewith. Should an emergency or similar situation occur and delay would cause or is likely to cause preventable injury to persons or property, Landlord may elect to act, at the sole expense of Tenant, upon prior notice to Tenant, to repair or abate the emergency condition. Notwithstanding the above, the conditions caused by customary bolting of racking to the floor shall not be deemed to constitute Property Damage.

8.5 Hazardous Materials.

(a) Tenant’s Covenants. Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Property, provided that Tenant may use and store, in compliance with all Environmental Laws, reasonable quantities of materials as are customarily maintained on site by office, data center/network operations center, broadcast, and colocation tenants and as may be reasonably necessary, in Tenant’s discretion, for Tenant to conduct normal operations in the Premises, taking into account the Permitted Uses, including, without limitation, materials used in connection with the Heliport and storage areas and fueling facilities related thereto in accordance with the Rooftop Easement Agreement. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials generated, stored or disposed of by Tenant and free of any Environmental Default (as defined below) by Tenant. For purposes of this Section 8.5:

(i) “Hazardous Materials” means (A) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (B) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (C) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Project or hazardous to health or the environment; and

(ii) “Environmental Law” means any present and future law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

(b) Hazardous Materials Indemnity. Notwithstanding any termination of this Lease, Tenant shall indemnify and defend (with counsel acceptable to Landlord), protect and hold Landlord, Landlord’s affiliates, Lenders (hereinafter defined), and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys and agents of the foregoing harmless from and against any damage, injury, loss, liability, charge, demand or claim to the extent based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, spilled, stored or disposed of by Tenant or any Tenant Party in or about the Property during the Term. In addition, Tenant shall give Landlord prompt written notice of any actual or threatened Environmental Default of which Tenant has knowledge, which Environmental Default Tenant shall cure in accordance with all Environmental Laws. An “Environmental Default” means any violation of any Environmental Law by Tenant or any Tenant Party during the Term including, without limitation, a release, spill, or discharge of a Hazardous Material on or from the Premises, the Land or the Property.

(c) Landlord’s Warranty. Landlord and any Landlord Party shall not use, generate, store, or dispose of Hazardous Materials on or about the Project except in a manner and quantity necessary for the performance of Landlord’s business, and then only in compliance with all Environmental Laws. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible, at its sole cost and expense, for the removal and/or disposal of any such Hazardous Materials brought onto the Property by Landlord, including any expenses associated therewith. Notwithstanding anything to the contrary contained herein and notwithstanding any termination of this Lease, Landlord shall indemnify and hold Tenant, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on, or arising out of, (x) the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of at the Property or the Premises or (y) violation of Environmental Laws, each to the extent not arising from an Environmental Default of any Tenant Party as provided in subsection (b) above. In addition, Landlord shall give Tenant prompt written notice of any actual or threatened violation of any Environmental Law that affects Tenant or Tenant’s use of the Premises and of which Landlord has actual knowledge. Landlord shall cure in accordance with all Environmental Laws any actual violation of any Environmental Laws except any such violation arising out of any Environmental Default by any Tenant Party, for which Tenant shall remain responsible.

(d) Inspection. In addition to any environmental monitoring and insurance program of Landlord, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust or ground leases on the Premises (each a “Lender” and collectively “Lenders”) shall have the right to enter the Premises at any time Landlord reasonably deems an Emergency (defined below) to exist, so long as the requirements for Emergency access set forth in Section 11.1 below are followed, and otherwise at reasonable times in accordance with Article 11, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Environmental Laws. As used in this Lease, “Emergency” shall mean a condition in which there is an immediate and substantial likelihood of bodily injury or property damage. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Materials on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting the same unless a violation of Environmental Laws by Tenant or a Tenant Party exists or is imminent or the inspection is requested or ordered by a governmental authority as a result of Tenant’s activities. In such case, Tenant shall within thirty (30) days after Landlord’s request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections.

ARTICLE 9

ALTERATIONS

9.1 As-Is; Acceptance. Except as otherwise provided in this Lease, and based upon Tenant’s current occupation of the Premises, and with the exception of latent defects, Tenant hereby acknowledges and agrees that (A) the Premises are being leased to Tenant by Landlord in their “as is, where is” condition as of the date of execution of this Lease, and (B) Landlord shall have no obligation to make any alterations or improvements to or with respect to the Premises.

9.2 Approvals. Tenant shall be responsible for obtaining and maintaining during the Lease Term all governmental approvals, consents, licenses, permits or certificates of use or occupancy that shall or may be a condition of, required or necessary in connection with the use or occupancy of the Premises by Tenant pursuant to this Lease, including any permits required in connection with the equipment installed in the Premises by Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of Tenant’s failure to comply with the provisions of this Section 9.2.

9.3 Subsequent Alterations. Subject to the following sentence, Tenant shall not make or permit anyone to make any alterations, additions or improvements (referred to herein collectively as “improvements”) in or to the Premises without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article 9, Landlord’s consent shall not be required with respect to any proposed improvements that (i) do not affect the structure of the Building or the structural components of the Premises, (ii) will not cause an interruption of, or reduction in, the functioning of the mechanical, electrical, life safety, security, plumbing, HVAC, telecommunications, or other systems in the Project or either Building, (iii) are not visible from the exterior of the Premises, and (iv) comply in all respects with the Building Standards, provided that Tenant shall provide Landlord in advance with a list of any contractors, subcontractors, vendors or agents prior to such person(s) gaining access into the Building, and each such person(s) shall be subject to Landlord’s approval and general and standard security protocols as are uniformly enforced for the Project, and insurance requirements as are uniformly enforced for the Project, prior to entry into the Building. Landlord shall have the right to prohibit any such contractors, subcontractors, vendors or agents from performing work in the Building to the extent, in Landlord’s reasonable opinion such contractors are not qualified to work in the Building and as a result may negatively impact the Building’s or the other tenants’ operations in the Building. Tenant shall furnish Landlord with advance written notification of any material improvement to the Premises (each request for consent for improvements or each notice of material improvements to the Premises is referred to as an “Improvement Notification”), which Improvement Notification shall include sufficiently detailed plans and specifications as Landlord shall reasonably require. All work under this Section 9.3 shall be scheduled with Landlord using the Rules and Regulations (hereinafter defined).

Prior to performing any improvements where Landlord’s consent would be required, Tenant shall obtain Landlord’s approval of all plans and specifications, and shall obtain the approval by Landlord of the contractor or other persons who will perform the work (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed and which will be deemed given if Landlord fails to respond within ten (10) days to Tenant’s request for consent). Tenant’s right to perform any improvements shall be conditioned upon Tenant’s obtaining and delivering to Landlord copies of all necessary permits and approvals for such work and Tenant’s obtaining and providing Landlord with certificates of insurance evidencing specified insurance. All improvements performed by or for Tenant must conform to all Legal

Requirements. Landlord’s review and approval of any plans and specifications or consent to the performance of work described therein (if such consent is required hereunder) shall not be deemed an agreement by Landlord that such plans, specifications and work conform with all applicable Legal Requirements and requirements of the insurers of the Building (“Insurance Requirements”), shall not be deemed a waiver of Tenant’s obligations under this Lease with respect to Legal Requirements and Insurance Requirements and shall not impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance with Legal Requirements or Insurance Requirements of such plans, specifications and work. Tenant agrees to permit Landlord to post notices of non-responsibility within the Premises.

Upon completion of any material improvements, Tenant shall provide Landlord with final release of lien forms executed by all major contractors, subcontractors, laborers and materials suppliers. If, notwithstanding the foregoing, any mechanic’s or materialmen’s lien is filed against the Premises, the Building, the Project and/or the Land, for work claimed to have been done for, or materials claimed to have been furnished to, the Premises on Tenant’s account, such lien shall be discharged by Tenant within thirty (30) days after Tenant has notice thereof, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a surety bond in form legally sufficient to discharge the lien. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge such lien and treat the out-of-pocket cost thereof (including reasonable attorneys’ fees incurred in connection therewith) as Additional Rent payable with the next monthly installment of Base Rent falling due. It is understood and agreed that any improvements to the Premises shall be conducted on behalf of Tenant and that Tenant shall be fully responsible therefor. It is further agreed that if Landlord gives its written consent to the making of any improvements to the Premises, such written consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises, the Building or the Land to any mechanic’s, materialmen’s or other liens that may be filed in connection therewith. Upon completion of any improvements by Tenant for which consent is required hereunder, Tenant shall provide Landlord with as-built architectural plans showing the work including electrical, plumbing and mechanical systems. Notwithstanding the foregoing, no improvements of any kind shall be made that would (i) decrease the size of the Premises or any part thereof, (ii) materially diminish the value of the Project, (iii) give or purport to give to any third party any easement or right of way, or license to the Premises or Property except as otherwise described in Section 11.2 or otherwise in this Lease, or (iv) interfere with the business operations of Landlord or another tenant or occupant of the Building.

9.4 Waiver of Statutory Liens. Landlord waives, releases and relinquishes any statutory, common law or constitutional pre-judgment liens it may have or at any time hereafter be entitled to assert against the personal property, trade fixtures and telecommunications or other equipment that Tenant installs, or is otherwise located, in the Premises.

9.5 Surrender. Improvements affixed to the Premises or the Building by Tenant and all movable furniture, furnishings, trade fixtures and equipment installed in the Premises (including, without limitation, wireless, microwave and satellite dishes, cabling, cages and racks and the contents thereof, even if such cages and racks are bolted to floors and/or walls) may be removed by Tenant during the Term, and (except for improvements affixed to the Premises or the Building at the Commencement Date, or consented to by Landlord during the Lease Term without the requirement of removal upon surrender of the Premises) shall be removed upon expiration or earlier termination of the Term by Tenant or, at Tenant’s option, by Landlord at Tenant’s cost, not to exceed One Hundred Fifty Thousand Dollars ($150,000) multiplied by the percentage increase between the CPI on the Commencement Date and the CPI on the day of the removal, on a cumulative, annually compounding basis . Any damage or injury to the Premises or the Building caused by such removal shall be repaired by Tenant, at Tenant’s sole expense. If any property or improvement of Tenant is not removed by Tenant as of the date Tenant vacates the Premises, the same shall become the property of Landlord and shall, at Landlord’s election, be surrendered with the Premises as a part thereof, or such improvements and/or property may be immediately removed by Landlord from the Premises and may be disposed of, sold, or used, or stored, as determined by Landlord.

ARTICLE 10

SIGNS

10.1 Naming Rights. For so long as Tenant continues to lease at least 58,745 square feet of the Premises (the “Minimum Square Footage”), at the election of Tenant, the name of the Project shall continue to be Fisher Plaza, and the names of the Buildings shall continue to be Fisher Plaza East and Fisher Plaza West. If (i) Tenant ceases to lease the Minimum Square Footage, or (ii) the Term of this Lease expires or is otherwise terminated, then Landlord shall have the right to change the name of the Project and the Buildings to a name determined by Landlord in Landlord’s sole discretion, and Landlord shall cease using and shall remove, at Landlord’s sole cost and expense, all Project signage (outside of the Premises) referencing “Fisher” or any other names referring to Tenant or Tenant’s Affiliates that are then being used to reference the Buildings or the Project.

If Tenant elects in its sole discretion, during the Lease Term, to change the name of the Project and/or the names of the Buildings, or if Tenant no longer desires to have the right to name the Buildings and/or the Project, then Tenant shall give Landlord written notice either of Tenant’s desired new name of the Project and/or the Buildings (subject to Landlord’s approval, which shall be granted unless the name is not appropriate for a first class office building), or of the fact that Landlord shall re-name the Project and the Buildings to a name of Landlord’s choice. If the name of the Project or the Buildings is being changed at Tenant’s election to a name selected by Tenant (and approved by Landlord) pursuant to the preceding sentence, Landlord and Tenant shall reasonably cooperate to agree on new Project signage, including the design, form and content of such new signage, and Landlord shall install the new signage at the cost and expense of Tenant. If (upon Tenant’s specific prior written notice) Landlord changes the name of the Project at a time when Tenant is still in possession of the Premises under this Lease, to a name selected by Landlord, then Landlord shall, at its expense, remove and replace only such signage as is general to the Project and the Buildings, but shall not alter or disturb any signage that is specific to any portion of the Premises, to Tenant’s operation, or to Tenant’s personal property. Tenant grants to Landlord a non-exclusive license during the Term and all Extended Terms to use the name “Fisher Plaza” solely in connection with the promotion and marketing of the Project, which license may be revoked by Tenant in its discretion upon written notice to Landlord at any time when the name of the Project is no longer “Fisher Plaza.”

10.2 Signage. Except with respect to all existing signs on or about the Project, the Common Areas, or in either of the Buildings, no sign (including any directory board), advertisement or notice referring to Tenant or any entity that is affiliated with Tenant (including a transferee of Tenant), shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the Common Areas of the Buildings without the prior written approval of Landlord and Tenant; provided, however, Landlord may continue to place general signs, advertisements, or notices of general interest to all Project tenants in the Common Areas in a manner consistent with the way in which such general signs, advertisements and notices are placed in the Common Areas of the Project as of the Commencement Date. Landlord shall not affix, install and display any additional signs, advertisements or notices on any part of the exterior or interior of the Buildings, without Tenant’s prior written consent, except that interior directory and suite identification signage, directional signage or ADA signage, in all cases comparable with other first-class office projects in Seattle, shall not require Tenant’s consent. Landlord shall not use, permit the use of, or otherwise employ the trade style, trademarks and/or trade names of Tenant, or any entity associated with Tenant, in Landlord’s advertising or other promotional or marketing materials for the Project, including listing of Tenant’s Premises and the furnishing of maps and other informational materials, without Tenant’s prior written approval of any such use, which approval may be withheld in Tenant’s sole discretion. Notwithstanding the foregoing, Landlord shall have the right to install exterior signage for retail tenants at the Project consistent in quality, size and lighting with the existing retail tenant signage as of the date hereof.

ARTICLE 11

ACCESS

11.1 Access. Tenant shall have at all times during the Lease Term twenty four (24) hours a day, seven (7) days a week, 365 days a year), reasonable access to the Common Areas, including, without limitation, elevators and rooftop, and full and exclusive access to the Premises, which includes from the top of the floor slab below the Premises to the bottom of the floor slab for the units above the Premises without obtaining Landlord’s consent; and non-exclusive use of the area below the Premises’ Floor slab and the ceiling of the units below the Premises (the “Subfloor Area”) with Landlord’s advance consent, which will not be unreasonably withheld, conditioned or delayed. Tenant’s non-exclusive use of the Subfloor Area will include, but not be limited to, the purposes of construction and installation of Tenant’s alterations and improvements, and for maintenance, repair and replacement of improvements, equipment, and cabling and other property of Tenant. Landlord reserves the right to, and Tenant agrees to permit Landlord or its agents or representatives to, enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, (i) to examine, inspect and protect the Premises and the Building, (ii) to make such alterations and/or repairs as in Landlord’s reasonable judgment may be required by law or be necessary to maintain the Project in good condition and repair in accordance with Article 8 hereof, (iii) with respect to the Terminated Space during the nine (9) month period prior to the Reduction Date and with respect to the Premises after Tenant has failed to exercise its right to renew this Lease for the next Extended Term, to conduct tours and otherwise market such space after providing reasonable prior notice to Tenant, and (iv) to otherwise comply with and carry out Landlord’s obligations under this Lease; provided, however, except when Landlord reasonably deems an Emergency exists, (w) Tenant may establish reasonable time of day restrictions on Landlord and/or third party entry to the Premises to avoid disruption of Tenant’s broadcast operations, (x) Landlord shall not be entitled to access any portion of the Premises in a manner that unreasonably interferes with Tenant’s use of the Premises in accordance with the Permitted Uses, (y) any Landlord entry shall be subject to Tenant’s right to refuse access to any such agent or representative of Landlord (other than those that have been pre-approved for access) if, in Tenant’s reasonable opinion, such persons will compromise the confidentiality and/or security of the Premises and/or Tenant’s business operations, and (z) Tenant may require visitors who are not agents or contractors of Landlord to enter into a non-disclosure agreement satisfactory to Tenant prior to any entry to the Premises. In connection with any such entry, Landlord shall (A) minimize the disruption to Tenant’s use of the Premises, (B) give Tenant reasonable advance written and email (if possible) notice of such entry, which shall not be less than one (1) Business Day advance notice (except when Landlord reasonably deems an Emergency exists, in which case, no notice is required), and (C) endeavor to conduct such entry only during normal working hours (except when Landlord reasonably deems an Emergency exists). Tenant may at Tenant’s cost, at its option, require that Landlord be accompanied by a representative of Tenant during any such entry (except in circumstances where Landlord reasonably deems an Emergency exists). Tenant will provide Landlord with an Emergency contact person and phone number, which Landlord shall attempt to contact even in circumstances where Landlord reasonably deems an Emergency exists, to the extent practical. If Landlord reasonably deems an Emergency exists, then Landlord will notify the Tenant contact at the Emergency telephone contact number provided herein and will not enter the Premises unless accompanied by a Tenant representative and otherwise in compliance with the provisions of this Section 11.1, unless (1) Tenant fails to answer the telephone, or (2) Tenant waives such escort, or (3) waiting for a Tenant escort is unreasonable given the nature of the Emergency. If Landlord enters the Premises in case of an Emergency without prior notice to Tenant as provided in this Lease, Landlord shall promptly, after such entry, notify Tenant of such entry and the events giving rise to such entry.

11.2 Easements. Landlord reserves the right to grant easements, rights, and dedications that Landlord deems necessary or desirable for the benefit of the Property, and to record personal maps and restrictions in connection therewith; provided, however, Landlord shall not enter into any such agreement or grant any such rights that would interfere with Tenant’s rights, use or occupancy of the Premises in accordance with the Permitted Uses or the rooftops of the Buildings in accordance with the Rooftop Easement Agreement attached hereto as Exhibit J.

11.3 Connectivity. Landlord shall, at no additional cost to or restrictions on Tenant, allow Tenant and its telecommunications services providers (“Carriers”) to access the Building, so long as such Carrier(s) have entered into a separate agreement with the Landlord and pay any fees required by such agreement, for purposes of installing, testing, monitoring and maintaining network connectivity to the Premises; and provided further that the costs and restrictions imposed on Carriers are reasonable and consistent with those imposed throughout the Project. Such activities may include, but are not limited to:

(a) Allowing Tenant and its Carriers access to the shared point for fiber entry into the Building, including such areas as the vault, demarc room(s) and/or the “Meet Me Room” (or “MMR”);

(b) Allowing each of Tenant’s Carriers to install a fiber distribution panel within the Meet Me Room for purposes of providing connectivity to the Premises;

(c) Granting Tenant’s Carriers access to and use of existing cable distribution facilities between the Carrier’s point of entry, the Carrier’s premises and the Meet Me Room;

(d) Allowing Tenant and its Carriers, subject to Tenant’s payment of Landlord’s standard fees consistent with those imposed for the Project (the “Meet Me Room Fees”), which fees are currently $150.00 per month per fiber panel and $125.00 per month per T-1 panel located in the MMR, to install equipment within the Meet Me Room for purposes of providing, receiving and monitoring network connectivity to the Premises, and to access such equipment for purposes of testing, monitoring and maintaining such equipment, provided that the Meet Me Room Fees assessed to Tenant will only relate to Tenant’s (and not the Carriers) installation of equipment in the Meet Me Room; and

(e) From and after the date of this Lease, Tenant shall comply in all respect with the Cabling Specifications attached as Exhibit G hereto in all of Tenant’s cabling to be installed within the Premises, connections to the Meet Me Room and within the Meet Me Room, as the same may be reasonably modified from time to time by Landlord provided that such modified specifications are equally applicable and applied to all tenants and occupants of the Project.

ARTICLE 12

INSURANCE

12.1 Increases Due to Tenant. If any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to the extent relating directly to any activity of Tenant in the Project that is unique to Tenant, or the placing of any equipment, property or other materials by Tenant in or about the Premises or the Project (except to the extent such equipment, property or materials are necessary for or related to Tenant’s Permitted Use of the Premises or the Buildings’ rooftops) such statement (each an “Insurance Increase Statement”) shall be evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of any increase caused by Tenant. Tenant shall reimburse Landlord for such amount within thirty (30) days following written demand from Landlord (accompanied by reasonable backup documentation). In the absence of an Insurance Increase Statement, any increases in insurance rates applicable to the Building shall be included as an insurance cost in Operating Expenses.

12.2 Landlord’s Insurance. Throughout the Lease Term, Landlord shall insure, but shall not self-insure, the Building and all equipment and fixtures installed therein by Landlord against loss due to fire and other casualties included in all-risks property insurance with comprehensive electrical and mechanical breakdown coverage insurance policies, in an amount equal to the full replacement cost thereof, exclusive of architectural and engineering fees, excavation, footings and foundations, together with any other coverages reasonably deemed appropriate by Landlord or Landlord’s lender. Tenant assumes the risk of loss to its improvements, furnishings, trade fixtures, equipment and supplies, which shall not be insured under the above policy and for which Landlord shall not be responsible. Landlord shall obtain and maintain Commercial General Liability and Umbrella Liability insurance, covering the Common Areas of the Premises, with an insurance company with an A.M. Best rating of “A-VII” or better, licensed to do business in the location of the Premises, and covering all operations by or on the behalf of the Landlord on an occurrence basis against claims for bodily injury, personal injury, advertising injury and property damage. Such insurance shall have the following minimum limits:

$2,000,000	General Aggregate
$2,000,000	Products/Completed Operations Aggregate
$1,000,000	Personal and Advertising Injury Limit Each
$1,000,000	Occurrence Limit
$ 500,000	Fire Damage, Per Fire
$ 25,000	Medical Expense, Per Person

Certificates or endorsements evidencing such insurance shall be delivered by Landlord within thirty (30) days after the Commencement Date and upon Tenant’s written request, at each policy renewal thereafter, which certificates shall demonstrate the above required insurance limits and coverages.

12.3 Tenant’s Insurance.

12.3.1 Insurance Requirements. Throughout the Lease Term, Tenant shall insure all tenant improvements, furnishings, trade fixtures, and equipment installed in the Premises by Tenant, and any other personal property of Tenant therein (and excluding all equipment installed by Landlord), against loss due to fire and other casualties included in all-risks property insurance with comprehensive electrical and mechanical breakdown coverage insurance policies in an amount equal to the full replacement cost thereof or such other amount as Tenant deems commercially reasonable. Tenant shall obtain and maintain Commercial General Liability and Umbrella Liability insurance with an insurance company with A.M. Best rating of “A-VII” or better, licensed to do business in the location of the Premises, and covering all operations by or on behalf of Tenant on an occurrence basis against claims for bodily injury, personal injury, advertising injury and property damage. Such insurance shall have the following minimum limits:

$2,000,000	General Aggregate
$2,000,000	Products/Completed Operations Aggregate
$1,000,000	Personal and Advertising Injury Limit Each Occurrence
$1,000,000	Occurrence Limit
$ 500,000	Fire Damage, Per Fire
$ 25,000	Medical Expense, Per Person

With respect to the Personal and Advertising Injury, equivalent coverage under other types of insurance, for example, Media Professional Liability insurance, is acceptable. Tenant shall name Landlord as an additional insured under its Commercial General Liability insurance policy, with regards to the operation of the Premises. Certificates or endorsements evidencing such insurance shall be delivered by Tenant within thirty (30) days after the Commencement Date and upon Landlord’s written request, at each policy renewal thereafter, which certificates shall demonstrate the above required insurance limits and coverages.

12.3.2 Self Insurance Option. So long as Tenant’s net worth is at least One Hundred Million Dollars ($100,000,000.00), Tenant shall have the right and option to self-insure (in whole or in part) against the risks described in Section 12.3.1 above, provided, Tenant’s self insurance program (in Landlord’s reasonable discretion) provides at least the same coverage and benefits to Landlord as the insurance described in Section 12.3.1 above. Within thirty (30) days of notice of any request, Tenant shall provide Landlord such reasonable information as Landlord may reasonably request from time respecting Tenant’s self insurance program. In no event shall this Section 12.3.2, or Landlord’s agreement respecting self insurance hereunder, apply to or inure to the benefit of any subtenant or non Affiliate assignee of Tenant. If Tenant elects to terminate its program of self insurance for any reason, Tenant shall promptly notify Landlord, which notice shall be accompanied by a third party certificate of insurance in compliance with the terms of Section 12.3.1.

12.4 (a) Tenant’s Release & Waiver of Subrogation. Notwithstanding any provisions of this Lease to the contrary, Tenant hereby waives its right of recovery against Landlord and any Landlord’s lender and releases Landlord and any Landlord’s lender from any claim for which Landlord or such lender may otherwise be liable arising out of losses, claims, casualties or other damages to the extent either (i) the type of loss, claim, casualty or other damage is covered under property insurance coverage Tenant is required to maintain pursuant to this Article 12 (or would have been covered had such insurance been maintained if Tenant fails to maintain such insurance or elects to self insure pursuant to Section 12.3.2 above) or (ii) Tenant receives insurance proceeds from its property insurance on account of any such losses, claims, casualties or other damages (or would have received had such insurance been maintained if Tenant fails to maintain such insurance or elects to self insure pursuant to Section 12.3.2 above). Each policy of property insurance obtained by Tenant pursuant to the provisions of this Article 12 shall include a waiver of the insurer’s right of subrogation against Landlord, and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act, omission or negligence of Landlord, or any party for whom Landlord is responsible including, but not limited to, its agents, employees, contractors, guests or invitees (“Landlord Party”), which might, absent such agreement, result in the forfeiture of payment for such loss.

(b) Landlord’s Release & Waiver of Subrogation. Notwithstanding any provisions of this Lease to the contrary, Landlord hereby waives its right of recovery against Tenant and releases Tenant from any claim for which Tenant may otherwise be liable arising out of losses, claims, casualties or other damages to the extent either (i) the type of loss, claim, casualty or other damage is covered under insurance coverage Landlord is required to maintain pursuant to this Article 12 or (ii) Landlord receives insurance proceeds on account of any such losses, claims, casualties or other damages. Each policy of property insurance obtained by Landlord with respect to the Building or Project shall include a waiver of the insurer’s right of subrogation against Tenant, and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act, omission or negligence of Tenant, or any Tenant Party, which might, absent such agreement, result in the forfeiture of payment for such loss.

ARTICLE 13

SERVICES AND UTILITIES

13.1 Landlord Control. All of the following provisions of this Section 13.1 are subject to the provisions of Article 11 and Exhibit E. To the extent there is a conflict between the provisions of this Section 13.1 or Article 11 and Exhibit E, Exhibit E shall control. The Project, excluding the Premises, is at all times subject to the exclusive control, management and operation of Landlord. Landlord has the right with respect to such control, management and operation to:

(i) obstruct or close off all or any part of the Project for the purpose of maintenance, repair or construction, provided that Tenant’s use of or access to the Premises is not materially impaired thereby;

(ii) employ all personnel reasonably necessary for the operation and management of the Building, either directly or through a third party property management or operating company with significant experience managing a project similar to the Project and consistent with the requirements set forth in Exhibit E;

(iii) construct other improvements and make alterations, additions, subtractions or re-arrangements, construct facilities adjoining or proximate to the Building, including underground tunnels and pedestrian walkways and overpasses, provided that (A) Tenant’s use of, and normal operations in or access to, the Premises or the Project is not materially impaired thereby and/or (B) such acts of Landlord should not reasonably be expected to damage any equipment or other personal property of Tenant located in the Premises or the Project;

(iv) do and perform such other acts in and to the Building and, in connection with performing any maintenance or repair obligations of Landlord, in and to the Premises and to have access thereto, as, in the use of reasonable business judgment, Landlord determines to be advisable for the more efficient and proper operation of the Building and Premises, provided that (A) Tenant’s use of, normal operations in or access to, the Premises in accordance with the Permitted Uses is not materially impaired thereby and/or (B) such acts of Landlord do no damage to any wiring, cabling, equipment or other personal property of Tenant located in the Premises; and

(v) reasonably control, supervise and regulate the parking areas in such manner as the Landlord determines from time to time in a manner consistent with the management and operation of similar security-intensive assets within the Puget Sound market;

(vi) to the extent that Landlord reasonably believes that electrical service to the Premises or the Project is in imminent danger of suffering a material negative impact (a “Power Deficiency”), Landlord may enter the Premises upon not less than twenty-four (24) hours’ advance written notice (except, in circumstances where Landlord reasonably deems an Emergency exists, such notice may be telephonic pursuant to Section 11.1 above) to perform such work required to remedy the cause of such imminent Power Deficiency, provided Landlord shall (a) use diligent efforts to perform such work as expeditiously as is reasonably practicable under the circumstances and (b) notify Tenant immediately after completion of such work; and

(vii) interrupt any other Building services benefiting the Premises (excluding the interruption of power to the Premises and the Building Which shall be governed by subsection (vi) above and by Exhibit E in connection with Landlord’s regularly-scheduled maintenance of Building systems), provided (a) Landlord exercises diligent efforts to minimize interference with the conduct of Tenant’s business operations in the Premises, (b) Landlord provides Tenant no less than twenty-four (24) hours’ advance written notice of any such maintenance interruptions (except, in circumstances where Landlord reasonably deems an Emergency exists, such notice may be telephonic pursuant to Section 11.1 above), and (c) Landlord notifies Tenant immediately after completion of such work.

13.2 Landlord Obligations. In addition to Landlord’s other obligations in this Lease, during the Lease Term, the Landlord shall provide, or cause to be provided to the Premises, the following services and utilities in at least the amounts serving the Premises as of the Commencement Date, upon the terms and subject to the conditions set out in this Article 13 and in Exhibit E:

(i) Chilled water for heating, ventilation and air conditioning (“HVAC”) for the Premises shall be provided at all times to the standards described in Exhibit E;

(ii) water and fuel in sufficient amounts as installed in the Building and Premises;

(iii) the critical load power specified in Exhibit E (“Critical Load Power”) available at all times at the Premises and all other power appropriate to operate the supporting HVAC, CRAC, lighting, and other mechanical and electrical systems affecting the Premises. Notwithstanding anything to the contrary set forth in this Lease or Exhibit E, Landlord covenants that as of the Commencement Date the primary power and redundant power stated in Section 4.7 will be available to supply electrical service to the Premises;

(iv) connectivity (at Tenant’s cost and expense subject to the provisions of Section 11.3) to one or more cable or fiber providers shall be provided from the Premises to carrier access points serving the Building; provided, however, that Tenant may, pursuant to Section 11.3, utilize one or more approved Carriers for the connection of new cable or fiber lines to the Building at Tenant’s cost and expense;

(v) security for the Building in accordance with Landlord’s standard security procedures and the specifications set forth in Exhibit E (if there is a conflict between the Landlord’s standard security procedures and the specification set forth in Exhibit E, the specifications set forth in Exhibit E shall control);

(vi) loading dock facilities within the Project accessible from the Premises twenty four 24 hours a day, seven (7) days a week;

(vii) monitoring of the facilities and services of the Building twenty-four (24) hours a day, seven (7) days a week to (A) detect interruptions in performance and in any continuous provision of services in accordance with the standards, and in the amounts, specified in this Lease, (B) receive notices of service interruptions twenty-four (24) hours a day, seven (7) days a week, and (C) provide prompt notice to Tenant of any interruptions or reductions of power required to be provided by Landlord hereunder and/or any reductions in levels of redundancy. “Critical Services” means the provision of continuous electrical power, chilled water for HVAC and monitoring services in accordance with the standards, and in the amounts, specified herein; and

(viii) subject to Landlord’s Rules and Regulations (attached hereto as Exhibit D) and such reasonable amendments to such Rules and Regulations that do not conflict with the terms of this Lease, (A) to the extent that Tenant or any Tenant representative is not at the Premises to receive any equipment or property delivered to the Property for Tenant’s receipt or benefit (each such item of delivered property, a “Tenant Delivery”) delivered Monday through Friday, between the hours of 8:00 a.m. and 5:00 p.m., Landlord shall receive and hold the Tenant Delivery on behalf of Tenant in accordance with Landlord’s standard procedures, provided that Landlord shall have no obligation to receive and/or hold any Tenant Delivery delivered on Saturday or Sunday and/or outside the hours of 8:00 a.m. and 5:00 p.m., (B) Landlord shall not be required to receive and/or hold any oversized item, (C) Landlord shall allow Tenant the reasonable use of available equipment necessary to receive and transport such items, and (D) Landlord shall have no liability for the theft, damage or disappearance of any Tenant Delivery except to the extent of Landlord’s gross negligence or willful misconduct.

13.3 Distribution of Power.

(a) Tenant shall be solely responsible for the distribution of electrical power from the Tenant’s taps on the risers located in the Building’s electrical room located on the Building’s third and fifth floors to the Premises and for the installation and related maintenance of equipment and systems required in connection with such distribution. Tenant shall, in no event, whether by the installation or placement of equipment or improvements or otherwise, interfere with Landlord’s delivery of electrical power to the taps on the risers. Any service or utility that is separately metered or submetered to the Premises shall be billed directly to Tenant (without any mark-up by Landlord) and paid monthly to Landlord. Payments to Landlord for power shall be made within thirty (30) days of Tenant’s receipt of an invoice therefor. All other services or utilities that are required to be provided by Landlord under Section 13.2 that are not separately metered or submetered shall be included in Operating Expenses and shall be paid by Tenant each month as provided in Article 4, provided, however, that to the extent certain of the utilities and services are utilized more heavily by the retail and restaurant tenants of the Project (e.g., trash, gas), Landlord agrees to equitably apportion such utilities and services so that Tenant is not paying an inequitable portion for such utilities and services.

(b) The Critical Load Power supplied to the Premises, as well as the power to operate all heat rejections systems related to Tenant’s operations (including CRACs or other HVAC), shall be separately metered or submetered at Tenant’s expense.

13.4 Additional Power. If Tenant requests utilities in excess of the quantities supplied by Landlord pursuant to Section 13.2 above and if excess quantities that could be delivered to Tenant are available to Landlord, Landlord will make the excess quantities available, subject to the following conditions:

(a) Tenant shall have provided Landlord with a written request for a specified increase in the maximum load Limit at least three (3) months prior to the date Tenant requires such increase;

(b) The cost of supplying such additional facilities or excess utilities shall be disclosed to Tenant prior to Landlord providing same, and, to the extent Tenant requests such additional facilities or excess services and Landlord provides same to Tenant, the specific costs reflecting the quantity of Tenant’s request shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s demand therefor; and

(c) If Landlord requires additional time to increase the maximum load limit due to events outside Landlord’s control, which shall not exceed sixty (60) days, Landlord shall provide Tenant notice and adjust the schedule accordingly. The provisions of this Section 13.4(c) are in lieu of and not in addition to any Force Majeure event, and Force Majeure shall never apply to extend the time set forth in this Section 13.4(c).

13.5 Disclosure. Notwithstanding anything to the contrary contained herein:

Tenant shall not be required to submit information about its equipment (including power requirements, engineering plans, weight of equipment and improvements or any other specifications) prior to installation except as provided in Section 13.6. Tenant shall ensure proper regulatory compliance (UL) of its equipment and shall stay within the power utilization specifications set forth in this Lease or as otherwise agreed in writing by the parties.

13.6 Maximum Load. Except to the extent approved in advance by Landlord in writing and subject to the other provisions of this Lease, Tenant will not (a) utilize more power than that specified in Sections 4.7 and 13.2 unless excess power is provided as described in Section 13.4, (b) install any equipment that will exceed or overload the capacity of any utility, electrical, HVAC, floor loading or mechanical facilities in the Premises or Building, or (c) bring into the Premises or install any utility, electrical, HVAC, or mechanical facility that Landlord does not approve in advance, such approval not to be unreasonably withheld, conditioned, or delayed.

13.7 Tenant Damage. If any damage is caused to the Building or the Premises by overloading by Tenant (loads in excess of the design for the Critical Load Power and the specifications contained in this Lease, including exhibits), Tenant will forthwith repair such damage, or, at the option of Landlord, pay Landlord within thirty (30) days after demand, the cost of repairing such damage.

13.8 Interruptions. Except as expressly set forth in this Lease, neither Landlord nor Tenant will take any action that would interrupt the Critical Services without the prior written consent of the other party, which consent may be granted or withheld in such party’s sole and absolute discretion. Landlord will use diligent efforts not to interfere with or interrupt Tenant’s operations within the Premises and will take prompt action to remedy any circumstances when Tenant’s Critical Services are interfered with or interrupted pursuant to the timetable set forth in Exhibit E (except to the extent such interruption is expressly permitted by this Lease); provided that Landlord shall be permitted to perform scheduled maintenance upon reasonable advance notice to Tenant in accordance with Section 13.1 and Exhibit E. In the event of any interruption of Critical Services other than pursuant to scheduled maintenance, Tenant shall promptly notify Landlord; such notice shall state with reasonable detail the nature of the interruption in question. Landlord shall respond to all such notices as provided for in Exhibit E.

13.9 Failure. Except to the extent otherwise agreed upon in this Lease or Exhibit E, failure by Landlord to any extent to furnish any service, or any cessation thereof, shall not be construed as an eviction of Tenant, or work an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement hereof, provided that if there is an interruption of service caused by the negligence or willful misconduct of Landlord that continues for twenty four (24) hours or more and materially interferes with Tenant’s use of the Premises, then in addition to the other remedies afforded Tenant herein, rent shall thereafter be credited back to Tenant to the extent the Premises are unusable for the Permitted Uses. Except to the extent otherwise agreed upon in this Lease or Exhibit E, should any of the equipment or machinery utilized in supplying the services described herein break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no right to terminate this Lease, and shall have no claim for rebate or abatement of rent or damages, on account of any interruption in service occasioned thereby or resulting therefrom except as provided above.

ARTICLE 14

LIABILITY OF LANDLORD

14.1 Liability Exclusions. Except as expressly provided to the contrary in this Lease, Landlord shall not be liable to Tenant or its employees, agents, business invitees, licensees, customers, clients, family members or guests (the “Tenant Parties”) for any damage, injury, loss, compensation or claim, including, but not limited to, claims for the interruption of or loss to Tenant’s business, based on, arising out of or resulting from (i) repairs to any portion of the Premises or the Building; (ii) any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of the heating, cooling, electrical or plumbing equipment or apparatus; (iii) the termination of this Lease by reason of the destruction of the Premises or the Building; or (iv) any fire, robbery, theft, mysterious disappearance and/or any other casualty; provided, however, that Landlord shall not be released pursuant to this Section 14.1 from any liability (A) to the extent resulting from Landlord’s breach of, or default as to, any of its covenants, warranties or other obligations under this Lease, or (B) to the extent resulting from Landlord’s negligence or willful misconduct or the negligence or willful misconduct of any Landlord Party. Notwithstanding anything in the immediately preceding sentence or this Lease, and subject to the remedies provided in Exhibit E, in no event shall Landlord have any liability to Tenant for any claims based upon lost profit, damage to or loss of business or any form of special, indirect or consequential damage.

14.2 Indemnification.

(a) Tenant’s Indemnity. From and after the Commencement Date, and subject to the other provisions of this Lease, Tenant hereby agrees to indemnify and hold Landlord and the Landlord Parties harmless from and against all costs, damages, claims, liabilities (including reasonable attorneys’ fees and any costs of litigation) suffered by or claimed against Landlord or any Landlord Party, directly or indirectly, to the extent based on, arising out of or resulting from (i) Tenant’s use and occupancy of the Premises during the Lease Term, including, without limitation, any event relating to the installation or other placement of improvements or equipment therein by Tenant or any Tenant Party, the operation or placement of the equipment in the Premises by Tenant or any Tenant Party, or the business conducted by Tenant therein, including Tenant’s actions with respect to the structured cabling described in Article 5 hereof, but excluding such matters related to equipment installed in the Premises by Landlord, (ii) any Property Damage by Tenant or any Tenant Party or any default by Tenant with respect to any Tenant Delivery during the Lease Term, (iii) damage to the improvements, conduits, or fiber or systems of any other tenant or occupant in the Building or any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring within the Premises or otherwise caused by Tenant or caused by any Tenant Party during the Lease Term, (iv) any negligent, tortious or wrongful act or omission to act by Tenant or any Tenant Party during the Lease Term, or (v) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease; provided that Tenant’s obligations to indemnify and hold Landlord harmless pursuant to this Section 14.2 shall not include any costs, damages, claims, liabilities, or Operating Expenses suffered by or claimed against Landlord to the extent based on, arising out of, or resulting from any negligence, tortious or willful misconduct of Landlord or any Landlord Party or any default by Landlord in the performance of its obligations under this Lease or its contractual obligations to the person or entity making the claim. Notwithstanding any other provision of this Lease, in no event shall Tenant have any liability to Landlord for any claims based upon lost profit, damage to or loss of business or any form of special, indirect or consequential damage except pursuant to Article 21 hereof.

(b) Landlord’s Indemnity. Landlord hereby agrees to indemnify and hold Tenant and the Tenant Parties harmless from and against all costs, damages, claims, and liabilities (including reasonable attorneys’ fees and any reasonable costs of litigation) suffered by or claimed against Tenant or any Tenant Party, directly or indirectly, based on, arising out of, or resulting from (i) the installation, operation or placement of improvements or equipment in the Premises or Project by Landlord or a Landlord Party, (ii) the negligence of or any wrongful act or tortious or wrongful omission to act by Landlord or any Landlord Party, or (iii) any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease.

14.3 Landlord Transfers. Except as expressly provided in this Lease, if Landlord sells or transfers the Building or the Project, provided the purchaser or transferee expressly assumes in writing the obligations of Landlord hereunder, the Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such sale or transfer. Furthermore, upon such assumption, Tenant agrees to attorn to any such purchaser or transferee upon all the terms and conditions of this Lease.

14.4 Limitation of Liability. None of the direct or indirect members, managers, partners, shareholders, directors or officers of Landlord or Tenant (collectively, the “Ownership Parties”) shall be personally liable for the performance of Landlord’s or Tenant’s obligations under this Lease. Tenant and Landlord shall look solely to the other party to enforce their respective obligations hereunder and shall not seek any damages against any of the Ownership Parties because of any breach of Landlord’s or Tenant’s obligations hereunder. Landlord’s liability under this Lease shall be limited to the assets owned by Landlord that relate to or are derived from the Property, and Tenant shall not look to any other unrelated property or assets of Landlord or the property or assets of any of the Ownership Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment against Landlord.

ARTICLE 15

RULES AND REGULATIONS

Tenant agrees to comply with and observe such reasonable rules and regulations pertaining to the use and occupancy of the Premises or the Building set forth in Exhibit D attached hereto, together with all reasonable amendments thereto as may be promulgated in writing hereafter by Landlord (the “Rules and Regulations”). Landlord reserves the right from time to time to reasonably amend or supplement said Rules and Regulations and to adopt and promulgate additional reasonable Rules and Regulations that are applicable to the Premises and the Building and applicable to all tenants of the Property, and upon receipt thereof, Tenant agrees thereupon to comply with and observe any such additional, amended or supplemental Rules and Regulations. In the event of any inconsistency between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail and control. Landlord shall promulgate and enforce the Rules and Regulations in a non-discriminatory manner.

ARTICLE 16

DAMAGE OR DESTRUCTION

16.1 Damage. In the event of total damage or destruction of the Building or Project, Tenant shall have the right to terminate this Lease upon five (5) days’ written notice to Landlord effective as of the date of the damage. In the event of a partial damage or destruction of the Premises, Building or Project that materially negatively impacts (a) Tenant’s equipment or services described in this Lease or (b) Tenant’s access to or use of the Premises; then as soon as possible, but not later than five (5) days from the date of the damage, Landlord shall provide Tenant with written notice (“Landlord’s Repair Notice”) of (1) the nature of the damage; (2) whether or not Landlord shall repair the damage; (3) Landlord’s estimated time to repair the damage; and (4) Landlord’s plan to mitigate the impact to Tenant during such repair. Tenant shall have the right to consult with Landlord regarding Landlord’s proposed mitigation plan. Such mitigation plan shall include, among other things, Tenant’s ability to operate from alternate Premises, whether in the Project or elsewhere, with the costs and expenses of such alternate space and Tenant’s relocation from and back to the Premises, together with all additional elements of cost and expense incurred by Tenant as a result of such partial damage or destruction, allocated as agreed upon by the parties pursuant to such mitigation plan. Landlord and Tenant shall each act reasonably and in good faith in their efforts to agree upon a mitigation plan. If Landlord (x) elects not to repair the damage or (y) the estimated time to restore essential services or access to the Premises exceeds ten (10) days and Landlord and Tenant cannot agree upon a mitigation plan, then Tenant shall have the right to terminate this Lease upon written notice to Landlord, effective as of the date of such damage.

16.2 Repair. If this Lease is not terminated as provided above, Landlord shall thereafter diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved and obtain permits) restore and repair the Premises and the Building in which the Premises is located to substantially the same condition they were in prior to such damage using materials and workmanship equal to or better in quality than those originally incorporated into the Premises; provided, however, if (i) if the damage or destruction was caused by a risk not insured under the insurance policies that Landlord maintains on the Project, (ii) insurance proceeds that, when added to any necessary deductible payment, would be sufficient for restoration are unavailable for any reason (other than due to Landlord’s failure to maintain the insurance coverage required hereunder) to restore the Premises and the Building, (iii) more than twenty-five percent (25%) of a Building is destroyed as a result of such damage, (iv) Landlord cannot reasonably reconstruct the damage within one hundred eighty (180) days from the date of casualty, (v) any mortgagee under a mortgage or deed of trust covering a Building requires that the insurance proceeds payable as a result of said casualty be used to retire all or any portion of the mortgage debt, (vi) the Premises are materially damaged during the last year of the Term (subject to Tenant’s right to extend the Term if Extended Terms remain available), or (vii) then-existing laws or ordinances do not permit such restoration, then Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within sixty (60) days following the date of the damage, and further provided that Landlord’s determination of whether to terminate shall be made in good faith and in a non-discriminatory manner, it being the intent of the parties that Landlord not be able to use the provisions of this Article 16 to terminate certain leases based solely on their being “below market” leases. If this Lease is terminated pursuant to the preceding sentence, all Base Rent and Additional Rent payable hereunder shall be equitably apportioned and paid to the date of the occurrence of such damage or destruction, and neither Landlord nor Tenant shall have any further rights or remedies or obligations as against each other pursuant to this Lease accruing after the date of termination.

16.3 Non-Termination. If this Lease is not terminated in accordance with the provisions of Section 16.1, then, until the repair and restoration of the Premises is completed Tenant shall be required to pay Base Rent and Additional Rent only for that portion of the Premises that Tenant, in its reasonable judgment, is able to use (as such use is contemplated by this Lease) while repairs are being made, provided that if Tenant asserts that Tenant is unable to use a portion of the Premises pursuant to this Section 16.3, Tenant must cease its use of such portion of the Premises during the abatement period. Landlord shall bear the costs and expense of repairing and restoring the Premises, subject to the limitations on Landlord’s obligations set forth in this Article 16. Notwithstanding any other provision of this Lease, if the Premises or the

Building shall be totally or partially damaged by fire or other casualty resulting from the gross negligence or the intentional misconduct of Tenant, or its agents, employees, licensees, or invitees during the Lease Term, and such damage is in whole or in part not covered by the insurance required of Landlord hereunder, then the non-covered damage shall be repaired at the expense of Tenant under the direction and supervision of Landlord, provided that Tenant shall not be liable for any insurance deductibles unless the casualty was due solely to Tenant’s intentional misconduct.

16.4 Restoration of Tenant’s Property. If Landlord repairs and restores the Premises as provided in this Article 16, Landlord shall not be required to repair or restore any alterations or improvements to the Premises previously made by or at the expense of Tenant or any trade fixtures, furnishings, equipment installed in the Premises by Tenant or personal property belonging to Tenant. It shall be up to Tenant whether to elect to restore such items.

16.5 Tenant’s Right to Terminate. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to terminate this Lease by delivering written notice of such termination to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s Repair Notice if Landlord’s Repair Notice states that the damage caused by such casualty cannot be fully repaired within one hundred eighty (180) days from the date of casualty and if Tenant’s use of the Premises is materially impaired by the damage. In addition, if, notwithstanding the time stated in Landlord’s Repair Notice, the damage is not in fact materially restored within two hundred ten (210) days of the date of casualty (subject to Tenant delay) and Tenant’s use of the Premises is materially impaired during such period, then Tenant may terminate this Lease by delivering written notice to Landlord within ten (10) days after the expiration of such period. Force Majeure shall not apply to extend the time periods for restoration set forth in this Section 16.5. If Tenant fails to elect to timely terminate this Lease pursuant to the preceding provisions, then such right shall lapse and be of no further force or effect. If Tenant elects to terminate this Lease immediately as permitted herein, Base Rent and Additional Rent shall abate from the date of the occurrence of such casualty to the effective date of termination.

ARTICLE 17

CONDEMNATION

17.1 Condemnation. If the whole or a substantial part of the Premises or all or a portion of the Building required for Tenant’s reasonable use of the Premises is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, then the Lease Term shall cease and terminate as of the date when title vests in such governmental authority. If less than a substantial part of the Premises, or a portion of the Building not required for Tenant’s reasonable use of the Premises, is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, the rent shall be adjusted on a pro rata basis on the date when title vests in such governmental authority, and this Lease shall otherwise continue in full force and effect. For purposes of this Section 17.1, a “substantial part of the Premises” shall be considered to have been taken if twenty-five percent (25%) or more of the Premises is condemned or acquired in lieu of condemnation, or if less than twenty-five (25%) of the Premises is taken if the portion of the Premises taken renders the entire Premises unusable for the conduct of Tenant’s business. If twenty-five percent (25%) or more of the Building is condemned (whether or not the Premises shall have been condemned), either Landlord or Tenant may elect to terminate this Lease, provided that Landlord’s determination of whether to terminate shall be made in good faith and in a non-discriminatory manner, it being the intent of the parties that Landlord not be able to use the provisions of this Article 17 to terminate certain leases based solely on their being “below market” leases.

17.2 Awards. All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, whether made as compensation for diminution in value of the leasehold, for the taking of the fee, or for severance damages. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired Term of this Lease, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation expenses, provided that such amounts are separately awarded and do not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE 18

DEFAULT

18.1 Default by Tenant. The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a) If Tenant shall fail to pay any scheduled installment of Base Rent or Additional Rent when due and such failure shall continue uncured for a period of five (5) days after Landlord notifies Tenant in writing of such failure.

(b) If Tenant shall fail to pay when due any other payment required by this Lease (other than scheduled installments of Base Rent or Additional Rent), and such failure shall continue for a period of twenty (20) days after Landlord notifies Tenant in writing of such failure.

(c) If Tenant shall violate or fail to perform any other material term, condition, covenant or agreement to be performed or observed by Tenant under this Lease and such violation or failure shall continue uncured for a period of thirty (30) days after Landlord notifies Tenant in writing of such failure (or, if such failure is not reasonably susceptible to cure within such thirty (30) day period, such longer period as may be reasonably necessary to complete such cure so long as Tenant commences such cure within thirty (30) days and thereafter diligently prosecutes such cure to completion).

(d) An Event of Bankruptcy as defined in Article 19 hereof.

18.2 (a) Termination of Lease or Termination of Possession. If there shall occur an Event of Default under this Lease, Landlord shall have the right at its sole option, to the extent not in violation of applicable law, without giving Tenant any further right to cure the Event of Default, to terminate this Lease and Tenant’s right to possession, or Landlord may terminate Tenant’s right to possession without termination of this Lease.

(b) Possession. After notice of an Event of Default and a termination of Tenant’s right to possession or termination of this Lease as provided in Section 18.2 (a), Landlord, without further notice and with no liability to Tenant, may lawfully repossess the Premises, by summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and all property from the Premises. After such repossession, Landlord shall use reasonable efforts to mitigate its damages and may re-let the Premises, any part thereof, or the Premises with additional premises, in Landlord’s name, without notice to Tenant, on commercially reasonable terms, including length of term (which may be more or less than the period that would have been the balance of the Lease Term).

(c) Termination Not Implied. No re-entry or taking of possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

18.3 (a) Survival. No provision in Section 18.2 shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any termination, repossession and/or re letting. Landlord shall not be deemed to accept a surrender of Tenant’s lease or otherwise discharge Tenant because Landlord takes or accepts possession of the Premises or exercises control over the Premises following an Event of Default. Acceptance of surrender and discharge may be done only by an instrument executed on behalf of Landlord by its duly authorized officer or employee.

(b) Compensation. In the event of termination or repossession following an Event of Default, Tenant shall pay to Landlord all Base Rent and Additional Rent (including, but not limited to, the reasonable attorneys’ fees and other reasonable costs and expenses incurred by Landlord in the enforcement of its rights with respect to such Event of Default) due through the earlier of the date of termination or repossession. Further Tenant, with respect to that period of time beginning on the day after the date of such termination or repossession and continuing through the end of what would have been the Term in the absence of termination and whether or not the Premises or any part have been re-let, is liable to Landlord for, and shall pay to Landlord, at Landlord’s election either:

(i) an amount equal to the Base Rent and Additional Rent that is due or that would have become due from the date of the subject termination through the remainder of the Lease Term, less the amount of net rents, if any, that Landlord receives during such period from others to whom the Premises may be re let, which amount shall be computed and payable in monthly installments, in advance, on the 1st day of each calendar month following such termination and continuing until the date on which the Lease Term would have expired but for such termination, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Term), it being further understood that any “net rent” (defined below) shall operate only as an offsetting credit against the amount of Base Rent and Additional Rent as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Base Rent and Additional Rent due shall not be deemed to give Tenant any right, title or interest in or to the same and any such net rent shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum of Base Rent and Additional Rent payable for the portion of the Term corresponding to the term of the subject re-letting; or

(ii) as liquidated damages for all Base Rent and Additional Rent due and payable under this Lease through the balance of the Lease Term, an amount equal to the difference between (x) (A) the value of all Base Rent and Additional Rent that had been earned by Landlord at the time of termination of Tenant’s right to possession, plus interest thereon at the rate per annum that is three percent (3%) higher than the Prime Rate, plus (B) the present value of all Base Rent and Additional Rent that would have been earned after the date of termination of Tenant’s right to possession through the end of the Term, plus (C) all other reasonable expenses incurred by Landlord on account of Tenant’s default, less (y) the present value of all rents that Tenant proves Landlord could have reasonably avoided by re-letting the Premises (net of all expenses, concessions and other inducements, and all vacancy periods reasonably projected to be incurred in connection with the re-letting of the Premises). The present value is to be determined in each case by discounting at a rate per annum equal to the Prime Rate (defined in Section 4.6) existing on the date such payment is demanded by Landlord, discounting from the respective dates upon which components of the above referenced rents would have been payable, and which resulting amount shall be payable to Landlord in a lump sum upon demand.

(c) Definitions. For purposes of this Section 18.3, the following terms shall apply:

(i) The “net rents” received by Landlord from a re-letting shall be determined by first deducting from the gross rents as and when received by Landlord from such re-letting, the costs incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the costs of re-letting, including altering and preparing the Premises for new tenants, brokerage commissions and other costs chargeable to the Premises and the re-rental thereof, it being understood that any such re-letting may be for a period shorter or longer than the balance of the Lease Term but that such costs and concessions shall be amortized over the duration of the replacement lease.

(ii) As used in this Section 18.3 and elsewhere in this Lease, “Additional Rent” shall mean Tenant’s obligations for payment of Tenant’s Pro Rata Share of Operating Expenses, Chilled Water Charges, Meet Me Room Fees, and all other charges and amounts due and owing under this Lease.

(d) Mitigation. Notwithstanding any other provisions of this Lease to the contrary, Landlord shall be obligated to use commercially reasonable efforts to mitigate its damages arising from any Event of Default.

18.4 Remedies Cumulative. All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord at law or in equity. Subject to the foregoing sentence, all rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative, and the exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

18.5 No Waiver. If Landlord shall have a dispute with or institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any default or of any other covenant, condition or agreement set forth herein, or of any of Landlord’s rights hereunder, except to the extent agreed by Landlord in writing in connection with such compromise or settlement. Neither the payment by Tenant of a lesser amount than the installments of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Lease Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do effective immediately upon Landlord’s delivery of such written notice.

18.6 Cure Right. Notwithstanding anything in this Lease to the contrary, if Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act immediately upon delivery of written notice to Tenant. If Landlord elects to make such payment or do such act, all costs and Operating Expenses incurred by Landlord, plus interest thereon at the rate per annum that is three percent (3%) higher than the Prime Rate from the date paid by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent hereunder and shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.

18.7 Default Interest. If Tenant fails to make any payment of Base Rent or Additional Rent (including any late charge) on or before the date such payment is due and payable, such payment shall bear interest at the rate per annum that is three percent (3%) higher than the Prime Rate from the date that failure to make such payment becomes an Event of Default; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such interest shall be due and payable hereunder with the next installment of Base Rent due hereunder.

18.8 Landlord Default. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant may notify Landlord of the default and, in such event, Landlord shall have fifteen (15) days after receiving such notice to cure such default (or if such default cannot reasonably be cured within fifteen (15) days, Landlord shall not be in default if it commences to cure such default within fifteen (15) days of receiving Tenant’s notice and thereafter diligently completes performance within a reasonable time, not to exceed ninety (90) days). The notice and cure provisions for a Landlord’s default do not apply to a material breach of the requirements set forth in Exhibit E, and the notice and cure periods, if any, stated in Exhibit E shall be the sole notice and cure periods applicable to such defaults.

18.9 Tenant’s Remedies Cumulative. All rights and remedies of Tenant set forth herein are in addition to all other rights and remedies available to Tenant at law or in equity. Subject to the foregoing sentence, all rights and remedies available to Tenant hereunder or at law or in equity are expressly declared to be cumulative, and the exercise by Tenant of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Landlord hereunder or of any of Tenant’s rights or remedies in connection therewith. Tenant shall not be deemed to have waived any default by Landlord hereunder unless such waiver is set forth in a written instrument signed by Tenant. If Tenant waives in writing any default by Landlord, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

ARTICLE 19

BANKRUPTCY

19.1 Bankruptcy. The following shall be an “Event of Bankruptcy” under this Lease:

(a) The appointment of a receiver or custodian for a material percentage of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property, that is not dismissed within one hundred twenty (120) days of filing;

(b) The filing of a voluntary petition under the provisions of the Bankruptcy Code or similar insolvency laws;

(c) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or similar insolvency laws that either (i) is not dismissed within ninety (90) days of filing or (ii) results in the issuance of an order or relief against the debtor; or

(d) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

19.2 Remedies. Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Article 18, provided that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending and only for so long as Tenant or its trustee in Bankruptcy (hereinafter referred to as “Trustee”) is in compliance with the provisions of Section 19.3 below, Landlord shall not exercise its rights and remedies pursuant to Article 18 unless permitted to do so under the Bankruptcy Code.

19.3 Trustee’s Rights. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 19.2 shall be subject to the rights of Trustee under the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all defaults under this Lease (to the extent such cure is required pursuant to the Bankruptcy Code, as interpreted under applicable case law), (ii) compensates Landlord for monetary damages incurred as a result of defaults that are required to be cured, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant.

ARTICLE 20

SUBORDINATION; MORTGAGES

20.1 Subordination. This Lease shall be subject and subordinate to any and all mortgages (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) that may now or hereafter encumber the Land and/or the Project, and to all and any renewals, extensions, modifications, recastings or refinancing thereof, on the condition that Landlord shall deliver to Tenant an executed subordination, non-disturbance and attornment agreement (“SNDA”) in favor of Tenant from any Landlord’s lender, in a form as to which Tenant and such lender shall agree, within forty-five (45) days after (a) the date of this Lease, or (b) the date of any subsequent lender recording, provided that such SNDA shall not modify the rights or obligations of Tenant hereunder and that the Landlord’s lender agrees to recognize this Lease and not disturb the Tenant so long as there is not an Event of Default that would permit a termination of the Lease. Notwithstanding the foregoing, in the event of a foreclosure of any such mortgage or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, the terms and conditions of this Lease shall continue in full force and effect and this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default exists under this Lease that would permit a termination of the tenancy, and Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such mortgage.

20.2 SNDAs. Tenant shall also execute and deliver to Landlord or Landlord’s lender, not more often than once per calendar year within ten (10) Business Days after written demand therefor, one or more additional SNDAs, in commercially reasonable form and substance and otherwise consistent with the provisions of Section 20.1 above.

20.3 Notice to Mortgagees. Except as otherwise set forth in an SNDA with respect to a future lender, after Tenant receives notice from any person, firm or other entity that it holds a mortgage on the Building or the Land, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or trustee; provided, however, that Tenant shall have been furnished written notice of the name and address of such holder or trustee. The curing of any of Landlord’s defaults by such holder or trustee shall be treated as performance by Landlord.

ARTICLE 21

HOLDING OVER

Upon expiration or earlier termination of this Lease, Tenant shall promptly vacate the Premises, leaving the Premises in the condition required hereunder. Unless otherwise expressly agreed in writing, if Tenant remains in possession of all or any portion of the Premises after expiration or termination of the Lease Term (as this Lease may be extended pursuant to Section 2.2 above) with Landlord’s consent, such possession by Tenant shall be deemed to be a month-to-month tenancy of the space then occupied by Tenant (the “Occupied Space”) terminable by either party, effective on the first day of the month following thirty (30) days’ advance written notice. All provisions of this Lease, except those pertaining to Term and Base Rent, shall apply to the month-to-month tenancy of the Occupied Space. If Tenant holds over with the Landlord’s consent, during any holdover term, Tenant shall pay Base Rent for the Occupied Space in an amount equal to the then applicable fair market rental value for the Occupied Space, but in no event shall Tenant pay at a rate less than the Base Rent payable immediately prior to such holdover term. If Tenant holds over without Landlord’s consent, then during any holdover term, Tenant will pay a proportionate amount of the Base Rent for the Occupied Space at the rate applicable to the Occupied Space in an amount (a) for the first sixty (60) days of holdover, equal to one hundred twenty five percent (125%) of Base Rent for the Occupied Space for the last full calendar month during the regular or extended Lease Term and (b) after the first sixty (60) days of holdover, equal to one hundred fifty percent (150%) of Base Rent for the Occupied Space for the last full calendar month during the regular or extended Lease Term, plus (c) one hundred percent (100%) of Tenant’s Pro Rata Share of Additional Rent allocable to the Occupied Space, plus (d) any other amounts due under the Lease, but except as specifically otherwise provided in this Article 21, Tenant shall not be liable for any consequential damages arising from or relating to Landlord’s lost business opportunities or otherwise. Acceptance by Landlord of Rents and/or other amounts due during any period of Tenant’s holdover shall not result in a renewal of this Lease. The provisions of this Article 21 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law; provided, however, Tenant’s liability for rental payments in connection with Tenant’s holdover of the Premises without consent is limited as stated in this Article 21.

Landlord shall give Tenant written notice within ten (10) days after Landlord has a new tenant (“New Tenant”) for the Premises or any portion thereof (“New Tenant Space”). If Tenant holds over in the New Tenant Space without the consent of Landlord, and such holdover causes

Landlord to default under, or is otherwise the direct cause of damages suffered by Landlord under the terms of the lease between Landlord and New Tenant with respect to the New Tenant Space, then Tenant shall indemnify Landlord for Landlord’s actual out-of-pocket losses, costs, damages, and expenses incurred by Landlord in connection with the New Tenant’s lease of the New Tenant Space.

ARTICLE 22

COVENANTS OF LANDLORD

Landlord covenants that it has the right to make this Lease for the Lease Term aforesaid, and that so long as Tenant shall pay all rent when due and perform all the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Landlord covenants that Tenant shall, subject to Landlord’s rights under this Lease, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without disturbance, molestation or hindrance by any person whatever either claiming by, through or under Landlord.

ARTICLE 23

PARKING

23.1 During the Lease Term and all extensions and renewals, Landlord shall make available for Tenant’s use without additional charge, the right to occupy areas of the Garage for parking, including 296 spaces that shall be marked and reserved for the exclusive use of Tenant and its designees during the hours of 7 a.m. to 5 p.m. on weekdays and available to Tenant on an unassigned, first-come, first-served basis (the “Fisher Daily Parking Spaces”), and fifty (50) parking spaces on levels P1, P2, and P3 of the Garage as initially designated on Exhibit B at the Commencement Date (Landlord agreeing that any spaces designated as reserved prior to the Commencement Date shall not need to be relocated, and Landlord and Tenant agreeing that the initial designations shown in Exhibit B may be later modified by mutual agreement of the parties), which shall be reserved for the exclusive use of Tenant and its designees at all times, 24/7/365 (the “Reserved Spaces”). Landlord shall issue to Tenant the appropriate passes, permits, or other devices necessary to grant Tenant and its designees access to the Garage for all purposes stated in this Section 23. Landlord and Tenant acknowledge that Tenant is not required to pay separate fees or charges for parking under this Lease, but if any government authority implies any such fees or charges that result in any parking related tax obligations, Tenant shall pay the same as and when due. Tenant shall comply with that certain Transportation Management Program applicable to the Project, a memorandum of which is recorded under King County Recording No. 20000314001539, to the extent that such program requires tenants of the Building to comply with the same.

23.2 Tenant shall also have the right at all times without additional charge, to park and store news, operations, and technology vehicles and equipment in the portion of level P2 of the Garage segregated and reserved for Tenant’s exclusive use, as existing on the Commencement Date (the “Operations Parking”). The Operations Parking consists of an agreed twenty seven (27) parking spaces.

23.3 Upon any reduction in the Premises pursuant to Section 2.3 of this Lease or by agreement with Landlord or otherwise, Tenant’s right to use Fisher Daily Parking Spaces shall be reduced in proportion to the reduction in Premises.

23.4 Tenant shall have the right, without the consent of Landlord or any other person or entity, to assign, sublease, sell, or otherwise transfer all or any of Tenant’s right to use the Garage, either with or without such transfer being made in conjunction with any sublease of the Premises or assignment of the Lease.

ARTICLE 24

GENERAL PROVISIONS

24.1 Representations. Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

24.2 No Partnership. Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

24.3 Commissions. Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker or agent in carrying on the negotiations relating to this Lease except for CP Management I, LLC and CenturyPacific, L.L.L.P., engaged by Tenant (“Tenant’s Agents”). The Tenant’s Agents shall be compensated by Tenant pursuant to a separate agreement. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker or agent engaged or claiming to be engaged by the indemnifying party or with whom the indemnifying party has dealt in connection with this Lease.

24.4 Tenant Estoppel. Tenant agrees, at any time and from time to time, upon not less than ten (10) Business Days’ prior written notice by Landlord, to execute, acknowledge and deliver to the requesting party a statement in writing, substantially in the form attached hereto as Exhibit K, (i) certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to Tenant are to be sent; and (v) stating such other information as Landlord or any mortgagee or prospective mortgagee of the Project may reasonably request. Any such statement delivered by Tenant may be relied upon by any landlord of the Project or the land upon which it is situated, any prospective purchaser of the Project or such land, any mortgagee or prospective mortgagee of the Project or such land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee. If Tenant fails to respond within the time period set forth above, then Landlord shall deliver a notice accompanied by a second copy of the same estoppel, and if Tenant fails thereafter to respond within five (5) Business Days from receipt of such second copy, then Tenant shall be deemed to have assented to all matters set forth in good faith therein.

24.5 Landlord Estoppel. Landlord agrees, at any time and from time to time, upon not less than fifteen (15) days’ prior written notice by Tenant, to execute, acknowledge and deliver to the requesting party a statement in writing, substantially in the form attached hereto as Exhibit K, (i) certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to Landlord are to be sent; and (v) stating such other information as Tenant may reasonably request. Tenant may give any such statement by Landlord to any lender, prospective lender, assignee, subtenant or purchaser of all or any substantial part of Tenant or its assets, or any purchaser of Tenant’s assets in the Building and any such party may rely upon such statement as of the date set forth in the statement. If Landlord fails to respond within the time period set forth above, then Tenant shall deliver a notice accompanied by a second copy of the same estoppel, and if Landlord fails thereafter to respond within five (5) Business Days from receipt of such second copy, then Landlord shall be deemed have assented to all matters set forth in good faith therein.

24.6 Waiver of Trial by Jury. LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

24.7 Notices. Subject to the terms and conditions of this Lease to the contrary, all notices or other communications required hereunder shall be in writing and shall be sent by either certified or registered mail, return receipt requested, or by FedEx or another nationally recognized overnight courier service, with postage prepaid, and shall be deemed sufficiently given only if served in a manner set forth herein, to the following addresses:

If to Landlord:

c/o Hines Interests Limited Partnership

2800 Post Oak Boulevard, Suite 5000

Houston, Texas 77056

Attn: Charles N. Hazen

and

Hines

800 Fifth Avenue, Suite 3838

Seattle, Washington 98104

Attn: Ty Bennion

with a copy to:

Hines Advisors Limited Partnership

2800 Post Oak Boulevard, Suite 5000

Houston, Texas 77056

Attn: Jason P. Maxwell, Esq. – Corporate Counsel

and

Baker Botts L.L.P.

910 Louisiana Street

One Shell Plaza

Houston, Texas 77002

Attn: Consuella S. Taylor

The Emergency telephone contact number for Landlord shall be: William Larson at (425) 941-3846.

If to Tenant, then duplicate notices need to be sent to each of the General Counsel and CFO of Tenant at the following addresses:

Fisher Communications, Inc.

140 4th Avenue North, Suite 500

Seattle, Washington 98019

Attn: Chief Financial Officer / General Counsel

with a copy to:

Gordon Derr LLP

2025 First Avenue, Suite 500

Seattle, Washington 98121

Attn: Susan A. Shyne

The Emergency telephone contact number for Tenant shall be: Lee Wood at (206) 999-8780 (cell) and (206) 404-4236 (office).

Either party may change its address or Emergency phone contact numbers for the giving of notices by notice given in accordance with this Section 24.7. Notices delivered by FedEx or other nationally recognized overnight courier service shall be deemed given on the Business Day immediately following deposit with the overnight courier. Notices shall not be effective if sent by any other method. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord shall from time to time hereafter designate by notice to Tenant.

24.8 Invalidity. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

24.9 Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

24.10 Successors & Assigns. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

24.11 Entire Agreement. This Lease contains and embodies the entire agreement of the parties hereto with respect to the Lease of the Premises and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

24.12 Governing Law/Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Washington. The venue for any action to enforce the terms of this Lease shall be in the Superior Court for King County, Washington.

24.13 Headings. Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

24.14 Not an Offer. The submission of an unsigned copy of this document to either party for consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant, and the closing of the purchase by Landlord of the Project.

24.15 Time. Time is of the essence of each provision of this Lease.

24.16 Recording. This Lease shall not be recorded. However, the parties shall prepare and record a memorandum of this Lease in a form reasonably acceptable to both parties. Tenant shall pay all costs of filing such memorandum. Upon termination of this Lease, Tenant covenants to execute and deliver a recordable memorandum of such termination.

24.17 Timing of Payments. Except as otherwise provided in this Lease, any Additional Rent owed by Tenant to Landlord and any cost, expense, damage or liability shall be due to Landlord within thirty (30) days after the date Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability. If any payment hereunder is due after the end of the Lease Term, such Additional Rent or such cost, expense, damage or liability shall be paid by Tenant to Landlord not later than thirty (30) days after Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability.

24.18 Attorneys’ Fees. If any party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought.

24.19 Survival. Except as expressly set forth herein to the contrary, all of the parties’ duties and obligations hereunder shall survive the termination of this Lease for any reason whatsoever.

24.20 Force Majeure. Subject to limitations set forth in other provisions of this Lease, if either party is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease (other than the payment of amounts due hereunder), and such delay, interruption or prevention is caused by war, enemy action, acts of God or similar catastrophe or similar events beyond such party’s reasonable control (but specifically excluding by reason of failure of power to be delivered to the Building by any third party including any local utility provider, except as may be provided otherwise in Exhibit E) (all of which are collectively referred to herein as “Force Majeure”), then such adversely affected party shall be excused from performing the affected obligations for the period of such delay, interruption or prevention.

24.21 Authority. Each party hereby represents and warrants to the other that all necessary corporate or company action has been taken to enter into this Lease, that the person signing this Lease on behalf of such party has been duly authorized to do so, that all consents required by such party to enter into this Lease have been received and that no further consent from any party is required to enter into this Lease.

24.22 Additional Rent. Any amounts required to be paid by Tenant under this Lease other than Base Rent shall be considered “Additional Rent.”

24.23 Announcements Regarding Lease and Tenant’s Occupancy. Both Landlord and Tenant acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to be given within ten (10) days of the request therefor; failure to respond to the other party’s request for consent within said time period shall be deemed to be consent thereto; however, Landlord or Tenant may file a copy of this Lease with the Securities and Exchange Commission and disclose the terms and conditions of this Lease to its respective attorneys, accountants, employees and existing or prospective financial partners and their agents and employees, purchasers and prospective purchasers of any Affiliate, division or business unit of Tenant and their agents and employees, and existing or prospective lenders and their agents and employees, provided same are advised by Landlord or Tenant (as the case may be) of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Subject to the other terms and conditions of this Lease, the disclosing party shall be liable for any direct damages resulting from disclosure made in violation of this Section 24.23 by the disclosing party or by any entity or individual to whom the terms and conditions of this Lease were disclosed or made available by the disclosing party. The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosures. Tenant represents to Landlord and Landlord represents to Tenant that as of the date hereof, no information has been disclosed by either party which disclosure would have constituted a violation of this Section 24.23 had it been in effect at the time of such disclosure.

24.24 Confidential Information. Landlord and Tenant shall each comply with the Non-Disclosure Agreement for all Confidential Information as defined therein, in the form attached as Exhibit H or such other form as the parties hereto reasonably agree upon.

24.25 Compliance with Applicable Laws. Nothing contained in this Section 24 shall prohibit Landlord or Tenant from disclosing information, or impose any liability on Landlord or Tenant or Landlord’s or Tenant’s respective legal representatives, employees or agents, for disclosures of information made to comply with applicable laws, court orders, or any applicable rules or regulations, including rules and regulations of the Securities and Exchange Commission. If Landlord or Tenant reasonably believes it is obligated by law to disclose terms and conditions of this Lease, and/or all or a portion of the Confidential Information (including, without limitation, under the terms of a subpoena or other order issued by a court of competent jurisdiction or by a government agency or other request), the party to whom such request is made shall: (i) promptly notify the other party in writing of the existence, terms and circumstances surrounding such a request, if applicable; (ii) reasonably cooperate with such other party, at no cost to the party to whom the request was made (and such other party shall reimburse the party to whom the request was made for its reasonable out-of-pocket attorneys’ fees), to determine what portion of the Confidential Information is legally required to be disclosed, and to obtain an order or other reliable assurance that confidential treatment (if legally possible) will be accorded to any portion of the Confidential Information that is required to be disclosed. Unless otherwise mutually agreed in writing, a party’s confidentiality obligations with respect to each item of Confidential Information shall terminate upon the expiration or earlier termination of this Lease.

24.26 Exhibits. This Lease includes and incorporates Exhibits A, B, C, D, E, F, G, H, I, J, and K, attached hereto.

24.27 Counterparts. This Lease may be executed in separate counterparts, each of which shall constitute an original and all of which, together, shall constitute one and the same instrument. This Lease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

24.28 Business Day. The term “Business Day” means any day other than (a) Saturday, (b) Sunday, or (c) any legal holiday on which banking institutions are authorized or required by law to be closed for business in the city where the Premises are located.

24.29 Right of First Opportunity.

24.29.1 Marketing Notice/Notice of Sale. Provided there then exists no uncured Event of Default (beyond all applicable notice and cure periods) by Tenant under this Lease, Tenant shall have the right of first opportunity to repurchase the Project or one of the Buildings as described in the Sale Notice (defined below) (“Repurchase ROFO”) in the event Landlord, in its sole discretion, elects to sell the Project or one of the Buildings. Prior to completing any sale, Landlord shall provide Tenant with written notice (the “Sale Notice”) of Landlord’s intent to sell the Project or one of the Buildings (such described property, the “ROFO Property”). Tenant shall have ten (10) Business Days from receipt of such notice to provide Landlord with irrevocable written notice (the “ROFO Notice”) of its intent to purchase the ROFO Property (“ROFO Effective Date”) on the terms and conditions set forth in the Sale Notice, pursuant to a purchase and sale agreement with customary terms to be agreed to and executed by Tenant and Landlord (“ROFO PSA”). Along with its ROFO Notice, Tenant shall tender to escrow a deposit equal to five percent (5%) of the offer price listed in the Sale Notice (the “Offer Price”). The closing date shall occur pursuant to the terms of the ROFO PSA no later than ninety (90) days after the ROFO Effective Date.

24.29.2 Reapplication of Repurchase ROFO. If Tenant does not provide the ROFO Notice or the deposit described above, Landlord shall be free to market the ROFO Property for sale to a third party. So long as such a sale closes within thirteen (13) months of Landlord’s Sale Notice, and so long as the purchase price is not less than ninety percent (90%) of the Offer Price, Landlord shall be free to close such a sale. In the event that Landlord does close such a sale, Tenant’s Repurchase ROFO shall terminate permanently as to the portion of the Project sold. If Landlord does not close a sale within the required time, or if the purchase price is less than ninety percent (90%) of the Offer Price, then the Repurchase ROFO shall be reinstated and Landlord must offer the ROFO Property to Tenant again prior to closing a sale.

24.29.3 Inapplicability of Repurchase ROFO. Notwithstanding the above, the Repurchase ROFO is intended to apply only to voluntary transfers involving third party transferees. This Repurchase ROFO shall not, therefore, apply where the Project, or any portion thereof, is transferred pursuant to foreclosure of a mortgage or deed in lieu thereof, is taken by eminent domain or sold under threat of condemnation, or is transferred to affiliates of Landlord or Hines Interests Limited Partnership, nor shall it apply to inter-family or inter-ownership transfers, to transfers by Landlord to any trust created by Landlord, or, if Landlord is a trust, to transfers to a trust beneficiary.

24.29.4 Assignment. The Repurchase ROFO is granted to Tenant and may not be assigned as part of an assignment of this Lease in accordance with Article 7 above except to a Tenant Affiliate. Upon any attempted assignment of any right in or to the “bare” Repurchase ROFO to any other person or entity except as permitted in this Lease, the Repurchase ROFO (and all of this Section 24.29) shall be immediately null and void. Furthermore, the Repurchase ROFO shall not survive any termination of this Lease, but shall automatically terminate without any required further action on the part of any party concurrent with termination of this Lease for any reason whatsoever.

24.30 Leasehold Financing.

Notwithstanding any other provision of this Lease to the contrary, Tenant shall have the right to encumber the leasehold estate created by this Lease to any bank, savings and loan association, insurance company or other institutional lender without the consent of Landlord, and to replace such encumbrance with a replacement encumbrance in favor of an institutional lender upon one or more subsequent refinancings. With respect to any such mortgagee of Tenant’s leasehold interest (“leasehold mortgagee”), the name and address of which shall have been furnished to Landlord, Landlord agrees to give such leasehold mortgagee written notice of any Event of Default by Tenant and grants to such leasehold mortgagee an opportunity to cure any such Event of Default by Tenant within the same period of time granted Tenant hereunder to cure such Event of Default. During such period, Landlord shall refrain from exercising any of its rights and remedies to terminate this Lease. All such notices shall be sent to Tenant’s leasehold mortgagee at the most recent address as to which Tenant shall have notified Landlord, in writing. This provision shall be binding in accordance with its terms upon beneficiaries and trustees in deeds of trust, mortgagees in mortgages, and receivers thereunder and purchasers at any sale pursuant thereto, and transferees of any deed given in lieu thereof, and the holder of any other lien.

[REMAINDER OF PAGE BLANK, SIGNATURES ON NEXT PAGES]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on or as of the day and year first above written.

LANDLORD:

HINES GLOBAL REIT 100/140 FOURTH AVE LLC
a Delaware limited liability company

By:
Name
Title:
Date Signed:

STATE OF                     )

                              ) ss.

COUNTY OF                 )

I certify that I know or have satisfactory evidence that                      is the person who appeared before me, and he/she acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the                      of HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED:

(Signature of Notary Public)

(Printed Name of Notary Public)

My Appointment expires

(Insert notary seal here)

TENANT:

FISHER COMMUNICATIONS, INC.
a Washington corporation

By:
Name	Colleen Brown
Title:	President and CEO
Date Signed:

STATE OF WASHINGTON)

                             ) ss.

COUNTY OF                )

I certify that I know or have satisfactory evidence that Colleen Brown is the person who appeared before me, and he/she acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the President and CEO of FISHER COMMUNICATIONS, INC., a Washington corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED:

(Signature of Notary Public)

(Printed Name of Notary Public)

My Appointment expires

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